Filed Pursuant to Rule 424(b)(5)

Registration No. 333-221938

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated December 7, 2017)

$65,000,000

Common Stock

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We are offering $65,000,000 of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

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Our common stock is listed on the NASDAQ Global Market under the symbol “PRMW.” On May 11, 2018, the closing price of our common stock on the NASDAQ Global Market was $14.22 per share.

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Investing in our common stock involves significant risk. Please read carefully the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to us before expenses	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters may also purchase up to an additional $9,750,000 of shares of our common stock from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Delivery of the shares is expected to be made on or about                    , 2018.

Joint Book-Running Managers

William Blair		BMO Capital Markets

Co-Managers

B. Riley FBR
Northland Capital Markets
Barrington Research
Lake Street Capital Markets

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The date of this prospectus supplement is              , 2018

Table of Contents

Prospectus Supplement

About This Prospectus Supplement	S-1
Cautionary Statement About Forward-Looking Information	S-2
Summary	S-3
The Offering	S-8
Risk Factors	S-10
Use of Proceeds	S-31
Capitalization	S-32
Price Range of our Common Stock	S-33
Business	S-34
Directors and Executive Officers	S-46
Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders	S-49
Underwriting	S-53
Legal Matters	S-62
Experts	S-62
Where You Can Find More Information	S-62
Incorporation of Certain Information by Reference	S-62

Prospectus

About This Prospectus	1
Risk Factors	1
The Company	1
Incorporation by Reference	2
Where You Can Find More Information	3
Forward-Looking Statements	4
Use Of Proceeds	4
Ratio Of Earnings To Fixed Charges	4
Description Of Common Stock We May Offer	4
Description Of Preferred Stock We May Offer	5
Description of Debt Securities We May Offer	8
Description of Warrants We May Offer	17
Description of Units We May Offer	19
Description of Rights We May Offer	19
Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws	20
Plan Of Distribution	23
Legal Matters	25
Experts	25

S-i

About This Prospectus Supplement

This prospectus supplement and the accompanying prospectus form part of a registration statement (No. 333-221938) on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined together with all documents incorporated by reference.

In this prospectus supplement, references to “Primo,” the “Company,” “we,” “us” and “our” are to Primo Water Corporation and its subsidiaries. References to our “common stock” are to the common stock of Primo Water Corporation.

This prospectus supplement, and the information incorporated herein by reference, may add, update or change information in the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference to this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering is accurate only as of their respective dates, regardless of time of delivery. Our business, financial condition, results of operations and prospects may have changed since those dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

All references in this prospectus to our consolidated financial statements include, unless the context indicates otherwise, the related notes.

The industry and market data and other statistical information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference are based on management’s own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by management to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information. None of the independent industry publications used in this prospectus supplement, the accompanying prospectus or the documents we incorporate herein or therein by reference were prepared on our or our affiliates’ behalf and none of the sources cited by us consented to the inclusion of any data from its reports, nor have we sought their consent.

Cautionary Statement About Forward-Looking Information

Certain information set forth in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements include information concerning our possible future results of operations, business strategies, competitive position, potential growth opportunities, potential market opportunities, the proposed refinancing of our senior debt, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “forecasts, “ “may” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Examples of forward-looking statements include, among others, statements we make regarding our possible future results of operations, business strategies, competitive position, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our dependence on a small number of large retailers for a significant portion of our consumer sales, and retailer and consumer acceptance of our products; the consolidation of retail customers and disruption of the retail business model; our ability to effectively manage our expanded operations following our acquisition of Glacier Water Services, Inc.; the highly competitive environment in which we operate and competitors with greater resources than ours; our dependence on independent bottlers, distributors and suppliers in our Exchange business; our ability to effectively manage our distributor operations and engage distributors able to manage growth effectively; our ability to attract and retain qualified personnel; potential expansion into international markets and the management of risks associated with such expansion; the potential for significant disruptions with respect to our Chinese manufacturers, and the risk that the current U.S. presidential administration may implement changes in international trade relations with China harmful to our business and operations; maintaining effective quality, environmental, health and safety standards; our ability to effectively comply with applicable laws, rules, regulations and standards in various jurisdictions; our ability to protect our intellectual property; our inability to refinance our senior debt; and the other risks and uncertainties included in this prospectus supplement under the caption “Risk Factors,” and those risks and uncertainties described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Therefore, you should not rely on any of these forward-looking statements. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Summary

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully.

Our Company

Summary

We are North America’s leading single source provider of multi-gallon purified bottled water, self-service refill drinking water and water dispensers sold through major retailers in the United States and Canada.

Our business is designed to generate recurring demand for our purified bottled water or self-service refill drinking water through the sale of innovative water dispensers (“Dispensers”). This business strategy is commonly referred to as “razor-razorblade” because the initial sale of a product creates a base of users who frequently purchase complementary consumable products. Once our bottled water is consumed using a water dispenser, empty bottles are exchanged at our recycling center displays, which provide a recycling ticket that offers a discount toward the purchase of a new bottle of Primo purified water (“Exchange”) or they are refilled at a self-service refill drinking water location (“Refill”). Each of our multi-gallon Exchange water bottles can be sanitized and reused up to 40 times before being taken out of use, crushed and recycled, substantially reducing landfill waste compared to consumption of equivalent volumes of single-serve bottled water. As of March 31, 2018, our products were offered in the United States and in Canada at over 45,000 combined retail locations, including Lowe’s Home Improvement, Walmart, Sam’s Club, The Home Depot, Meijer, Kroger, Food Lion, H-E-B Grocery, Sobeys, Circle K, Family Dollar, Walgreens, Albertsons, Publix and CVS. We believe the market for purified and refill drinking water continues to grow due to evolving taste preferences, perceived health benefits and concerns regarding the quality of municipal tap water. Our products provide an environmentally friendly, economical, convenient and healthy solution for consuming purified and filtered water.

We provide major retailers throughout the United States and Canada with a single-vendor solution for our three reporting segments (Refill, Exchange and Dispensers) addressing a market demand that we believe was previously unmet. Our solutions are easy for retailers to implement, require minimal management supervision and store-based labor and provide centralized billing and detailed performance reports. Exchange offers retailers attractive financial margins and the ability to optimize typically unused retail space with our displays. Refill provides drinking water for consumer purchase through the installation of self-service vending displays at retail locations. The Refill business model eliminates the bottling and distribution infrastructure required to deliver traditional bottled water, thereby allowing us to provide refill drinking water at a valuable price as compared to alternatives in the marketplace. Additionally, due to the recurring nature of water consumption, retailers benefit from year-round customer traffic, highly predictable revenue and health and wellness focused consumers.

Product Overview

Refill: Our Refill solution consists of a carbon filtration and a reverse osmosis water filtration system that provides refill drinking water, which is routinely tested for quality. All federal, state and industry standards related to our refill drinking water are met or exceeded. At a portion of our Refill locations, we offer empty reusable one‑, two‑, three‑ and five‑gallon bottles that typically accompany our self-service refill drinking water display, which are sourced from several manufacturers.

Exchange: We have dedicated significant time and effort in developing our water purification process and formulating the proprietary blend of mineral ingredients included in the purified bottled water offered through Exchange. Our proprietary blend of mineral ingredients was developed with the assistance of consultants and several months of lab work and taste tests. To ensure that our safety standards are met and United States Food and Drug Administration (“FDA”) and industry standards are met or exceeded, each production lot of our purified water undergoes chemical and microbiological testing by the bottler and all facilities bottling Primo purified water undergo regular hygiene audits. We currently source three- and five-gallon water bottles from several independent vendors for use in Exchange. Each of our Primo water bottles includes a handle designed for easy transportation and lifting when installing the bottle onto or into one of our water dispensers.

Dispensers. We currently source and market two brands of water dispensers comprised of 47 models. Our dispensers are designed to dispense Primo and other dispenser-compatible bottled water. Our dispensers have manufacturer suggested retail prices that range from $299.99 for our top-of-the-line bottom-loading model with a coffee maker to $9.99 for a simple, manually operated pump that can be installed on a bottle and operated without electricity. Currently, the majority of our Dispensers sales are attributable to our bottom- and top-loading products. Consistent with our environmental focus, our electric dispensers are Energy Star® rated, and, we believe, utilize less energy than competing water dispensers without this industry rating. Currently, we contract with independent suppliers for the design and manufacture of our water dispensers and are closely involved in the design and innovation process.

Industry Overview

We believe that there are several trends that support consumer demand for Refill, Exchange and Dispensers, including the following:

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Emphasis on Health and Wellness. As part of a desire to live a healthier lifestyle, we believe consumers are increasingly focused on drinking greater quantities of water compared to carbonated beverages and other high calorie drinks.

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Concerns Regarding Quality of Municipal Tap Water. Many consumers purchase bottled water because of concerns regarding municipal tap water quality. Municipal water is typically surface water that is treated centrally and pumped to homes, which can allow chemical and microbiological contaminants to dissolve into the water through municipal or household pipes, impacting taste and quality. It has been estimated that local U.S. governments will be required to spend approximately $300 billion to repair water and sewer pipes over the next decade.

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Growing Preference for Purified Water. We believe consumer preference toward purified water relative to tap water continues to grow as purified water has become accepted on a mainstream basis. While it is difficult to quantify purified water consumption in all of its forms, according to a 2017 report by industry consulting firm Beverage Marketing Corp. (“BMC”), wholesale spending on bottled water was almost $16.2 billion in 2016, up from $14.7 billion and $13.4 billion in 2015 and 2014, respectively. The BMC also reported that global bottled water consumption has grown to 92.1 billion gallons in 2016 from 19.2 billion in 1996. Additionally, growth in spending on bottled water between 2012 and 2017 significantly exceeded spending growth in other beverage categories in the same period.

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Increasing Demand for Products with Lower Environmental Impact. We believe that consumers are increasingly favoring products with a lower environmental impact with a “reuse, recycle, reduce” mindset becoming a common driver of consumer behavior. Most single-serve water bottles are produced using fossil fuels and contribute to landfill waste given that only 31.8% of single-serve bottles are recycled according to a November 2015 report issued by The Association of Plastic Recyclers. Legislation also reflects these concerns with the passage of “bottle bills” in many jurisdictions that tax the purchase of plastic water bottles, require deposits with the purchase of certain plastic bottles, prohibit the use of government funds to purchase plastic water bottles and ban certain plastic bottles from landfills.

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Availability of an Economical Exchange Solution, Refill Solution and Innovative Water Dispensers. We believe the vast majority of U.S. households utilize traditional home delivery services for filtered water dispensers, which generally lack innovation, design enhancement and functionality. These factors, combined with the retail pricing structure of our competitors’ dispenser models, have prevented greater household adoption of these dispensers. Compounding these issues, we believe there previously was no economical water bottle exchange and refill solution with major retailers throughout the United States and Canada to promote dispenser usage beyond the traditional home delivery model. We believe our Exchange and Refill solutions provide this alternative and we believe we are currently the only provider delivering a single-vendor solution to retailers throughout United States and Canada. We believe there are over 50,000 additional major retail locations throughout the United States and Canada that we can target to sell our Refill, Exchange or Dispensers products.

Our Competitive Strengths

We believe that our competitive strengths include the following:

Appeal to Consumer Preferences

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Health and Wellness. As part of a desire to live a healthier lifestyle, we believe that consumers are increasingly focused on drinking more water relative to other beverages. As we raise our brand awareness, we believe consumers will recognize that our Water products are a convenient option for their water consumption needs.

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Value. We provide consumers the opportunity for cost savings when consuming our bottled water compared to other forms of pre-filled one-gallon bottles, single-serve bottled water and typical home and office delivery services. Additionally, our water dispensers are sold at attractive retail prices in order to enhance consumer awareness and adoption of our Refill and Exchange (“Water”) products, increase household penetration and drive sales of our purified and refill drinking water.

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Taste. We have dedicated significant time and effort to develop our water purification process and formulate the proprietary blend of mineral ingredients included in our Primo purified water offered through Exchange. We believe that Primo purified water has a silky smooth taste profile.

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Convenience. Both our Water and Dispensers products are available at major retail locations in the United States and Canada that are part of everyday shopping trips. In addition, our Water products and services provide consumers the convenience of either exchanging empty bottles and purchasing full bottles or refilling the empty bottles at any participating retailer.

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Environmental Awareness. Our Refill and Exchange segments promote the reuse of existing bottles, recycling of water bottles when their lifecycle is complete and reduction of landfill waste and fossil fuel usage compared to alternative methods of bottled water consumption.

Key Retail Relationships Served by a Single-Vendor Solution. We are the only single-vendor solution of Water products for retailers in the United States and Canada. Our direct sales force actively pursues headquarters-based retail relationships to minimize layers of approval and decision-making with regard to the addition of new retail locations. We believe the combination of our major retail relationships, regional territory coverage, unique single-vendor solution for retail customers and our bottling and distribution network is difficult to replicate. We anticipate these factors will facilitate our ability to introduce new purified water-related products in the future.

Ability to Attract and Retain Consumers. We offer “razor-razorblade” products designed to generate recurring demand for our Water products (the razorblade) through the initial sale of our innovative Dispensers (the razor), which often include a coupon for a free multi-gallon bottle of our Exchange or Refill water. We acquire new consumers and enhance recycling efforts by accepting most dispenser-compatible empty water bottles in exchange for a recycle ticket discount toward the purchase of a full bottle of Primo purified water. In addition, we believe our offering of high-quality water dispensers enhances consumer awareness and adoption of our Water products, increases household penetration and drives sales of our Water products.

Efficient Business Model. Our business model allows us to efficiently offer our solutions to our retail partners and centrally manage our bottling, distribution and field service networks. We believe our business processes enable us to manage (i) the bottling and distribution of our Exchange products, (ii) our product quality, (iii) retailer inventory levels and (iv) company field service network in Refill on a centralized basis, leveraging our invested capital and personnel.

Successful Acquisition Integration and Leading Platform of Scale. In December 2016, we completed the acquisition of Glacier Water Services, Inc., a leading provider of high-quality refill drinking water dispensed to consumers through self-service water machines located at over 20,000 locations, including supermarkets and other retail locations. The Glacier acquisition has created a platform of scale, enabling additional direct interaction with consumers, adding and strengthening our relationships with key retailers and diversifying our sales across customers and channels. Our successful integration of the Glacier business has delivered cost savings and synergies that have exceeded initial targets, and we continue to optimize the combined business for additional benefits.

Benefit from Management’s Proven Track Record. We benefit greatly from management experience gained over the last 23 years at Primo and in other exchange businesses to implement and refine best practices and develop and maintain key business relationships. Billy D. Prim, our former Chief Executive Officer and current Executive Chairman, served as Chief Executive Officer of Blue Rhino Corporation, another company with a “razor/razorblade” business model that provided propane cylinder exchange and complementary propane and non-propane products, from March 1994 until its acquisition in 2004. In addition to our Executive Chairman, our President and Chief Executive Officer, Matthew T. Sheehan, who joined Primo in December 2012, was previously employed by Coinstar, Inc. where he was instrumental in building the Redbox DVD exchange business.

Growth Strategy

We seek to increase our market share and drive further growth in our business by pursuing the following strategies:

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Drive Consumer Adoption Through Innovative Water Dispenser Models. We intend to continue to develop and sell innovative Dispenser products at attractive retail prices, which we believe is critical to increasing consumer awareness and driving consumer adoption of our Water products. At March 31, 2018, we offered our water dispensers at approximately 7,400 locations in the United States and Canada, including Walmart, Lowe’s Home Improvement, Sam’s Club, Home Depot and Kroger. We also have distribution through leading online retailers including Amazon.com, Wayfair.com and our own Primowater.com site, as well as the websites of major retailers in the United States.

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Increase Same Store Sales. We sell our Dispenser products at a low margin and often provide a coupon for a free multi-gallon bottle of our water at certain retailers to drive consumer demand for our Water products. We believe increasing unit sales of our Water products is dependent on generating greater consumer awareness of challenges with today’s tap water quality and the environmentally friendly and economical aspects of as well as the convenience associated with our Water products. We expect that our branding, cross-promotion marketing and sales efforts, including deployment at better points of purchase signage, increasing our social and digital presence and piloting instantly redeemable coupons, will result in greater usage of our Water products.

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Increase Penetration with Existing Retail Relationships and Drive New Retail Relationships. We believe we have significant opportunities to increase store penetration with our existing retail relationships. As of March 31, 2018, our Exchange Water was offered at approximately 13,400 combined retail locations, and our Refill products were offered in approximately 25,100, including approximately 20,000 locations added in connection with the Glacier acquisition. There is virtually no overlap of historical Primo and historical Glacier refill locations, diversifying our retailer base and thereby reducing our concentration with our largest retailers. We believe that the Acquisition continues to provide the opportunity to place our Exchange and Dispensers products within new retailers.

We expect to continue to increase our retail store locations (which includes new locations with our existing retail customers) within our primary retail categories of home centers, convenience stores, hardware stores, mass merchants, membership warehouses, grocery stores, office supply stores, drug stores and discount general merchandise stores.

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Pursue Strategic Acquisitions to Augment Geographic and Retail Relationships. Assuming we have available adequate capital resources, we believe opportunities exist to expand through selective strategic acquisitions, including (i) other on-premises self-service water refill machine networks and retail accounts, (ii) water bottle exchange businesses with established retail accounts and (iii) water dispenser or other beverage-related appliance companies.

Recent Developments

On May 14, 2018, we entered into an Engagement Letter with SunTrust Bank and SunTrust Robinson Humphrey, Inc. regarding a potential refinancing (the “Proposed Refinancing”) of our existing outstanding senior indebtedness incurred in connection with the term and revolving credit facilities established with Goldman Sachs pursuant to the Credit and Guaranty Agreement entered into with Goldman Sachs in December 2016 (the “Goldman Credit Facilities”).  We currently are in negotiations regarding the Proposed Refinancing and anticipate closing it in June 2018.  The Proposed Refinancing contemplates up to a $200 million senior term loan facility and up to a $50 million senior revolving credit facility (the “SunTrust Credit Facilities”). The interest rates applicable to the SunTrust Credit Facilities would be the lower of (i) LIBOR or (ii) a base rate (which is the higher of (a) SunTrust’s then-current prime lending rate, (b) the then-current Federal Funds rate plus 0.5% per annum or (c) LIBOR plus 100 basis points), in each case, plus an applicable margin based upon our then-current debt/EBITDA ratio. The SunTrust Credit Facilities would mature on the fifth anniversary of the closing date and would be secured by a first-priority security interest in and lien on substantially all of our assets.  If we consummate (a) the offering contemplated hereby and repay outstanding borrowings under the Goldman Credit Facilities and (b) the Proposed Refinancing on June 30, 2018 on the terms summarized above, we estimate that we would save between $5.25 million and $5.75 million in interest expense in the second half of 2018 (assuming an interest rate of LIBOR plus 2.50% under the SunTrust Credit Facilities).

The consummation of the Proposed Refinancing is subject to the satisfaction of various contingencies and conditions, including successful syndication.  There can be no assurance that the Proposed Refinancing will be consummated or, if it is, that it will be consummated on the terms described above or that the Proposed Refinancing will result in the estimated interest expense savings summarized above.

Corporate Information

We were founded in 2004, and through a holding company restructuring, we were incorporated in Delaware in 2017, with the predecessor originally being incorporated in Delaware in 2004. Our headquarters are located at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101. Our telephone number is (336) 331-4000. Our website address is www.primowater.com. Our website and the information contained therein or connected thereto are not part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes some of the terms of the offering. For a more complete description of our common stock, see “Description of Common Stock We May Offer” in the accompanying prospectus.

Issuer	Primo Water Corporation

Shares of common stock offered by us

4,571,027 shares (assuming a public offering price of $14.22 per share, the last reported sale price of our common stock on The NASDAQ Global Market on May 11, 2018) (5,256,681 shares if the underwriters’ option to purchase additional shares is exercised in full)

Shares of common stock outstanding after the offering

35,573,989 shares (assuming a public offering price of $14.22 per share, the last reported sale price of our common stock on The NASDAQ Global Market on May 11, 2018) (or 36,259,643 shares if the underwriters’ option to purchase additional shares is exercised in full)

Option to purchase additional shares

We have granted the underwriters an option to purchase up to an additional 685,654 shares of our common stock (assuming a public offering price of $14.22 per share, the last reported sale price of our common stock on The NASDAQ Global Market on May 11, 2018) within 30 days of the date of this prospectus supplement

Use of proceeds

We intend to use the net proceeds from this offering to pay down existing indebtedness and, upon completion of the offering, we intend to refinance our remaining outstanding senior indebtedness. See “Use of Proceeds.”

Risk factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of factors that you should carefully consider before deciding whether to invest in shares of our common stock.

Listing and trading symbol	Our common stock is listed on the NASDAQ Global Market under the symbol “PRMW.”

Outstanding Shares

The number of shares of our common stock outstanding after the offering is based on 31,002,962 shares outstanding as of March 31, 2018. The number of outstanding shares after the offering does not include, in each case as of March 31, 2018:

■	1,552,414 shares subject to outstanding stock options at a weighted average exercise price of $5.19 per share;

■	2,719,727 shares subject to outstanding warrants to purchase shares of our common stock at a weighted average exercise price of $10.01 per share;

■	411,533 shares subject to outstanding restricted stock unit awards;

■	2,214,800 shares subject to outstanding deferred stock units; or

■	1,780,089 additional shares of common stock reserved for issuance under our equity incentive plans.

If the underwriters’ option to purchase additional shares is exercised in full, we will issue and sell an additional 685,654 shares of our common stock (assuming a public offering price of $14.22 per share, the last reported sale price of our common stock on The NASDAQ Global Market on May 11, 2018) and will have 36,259,643 shares outstanding after the offering (assuming a public offering price of $14.22 per share, the last reported sale price of our common stock on The NASDAQ Global Market on May 11, 2018).

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other factors and information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein, before making an investment decision. Our business, financial condition and results of operation can be affected by a number of factors, whether currently known or unknown, including but not limited to those described below. Any one or more of such factors could directly or indirectly cause our actual results of operations and financial condition to vary materially from past or anticipated future results of operations and financial condition. Any of these factors, in whole or in part, could materially and adversely affect our business, financial condition and results of operation.

Risks Related to our Business and Industry

We depend on a small number of large retailers for a significant portion of our consumer sales. Our arrangements with these retailers for our products are generally nonexclusive and terminable at will.

Certain retailers have historically made up a significant percentage of our retail sales volume, such that if one or more of these retailers were to materially reduce or terminate its business with us, our sales would suffer. For the year ended December 31, 2017, Walmart, Lowe’s Home Improvement and Home Depot represented approximately 29%, 10% and 10% of our consolidated net sales; 23%, 0% and 0% of our Refill net sales; 26%, 21% and 31% of our Exchange net sales and 53%, 24% and 3% of our Dispenser net sales, respectively. While we sell a small percentage of our dispensers directly to consumers through our online store and other direct sales channels, the vast majority of our sales are made through our retail partners.

We have arrangements with certain retailers for our products, but we cannot provide any assurance of any future sales. None of our significant retail accounts are contractually bound to offer our products. As a result, retailers can discontinue our products at any time and offer a competitor’s products, or none at all. Additionally, the contractual commitments of many of our retail customers are typically not long-term in nature. In addition, contracts to which Glacier was a party prior to the Acquisition, and to which we are now a party, also contain termination clauses. Continued positive relations with a retailer depend upon a number of factors, including price, customer service, consumer demand and competition. Certain of our retailers have policies requiring them to solicit multiple vendors for one or more products and may seek to offer a competitor’s products or services at new or existing locations. If any significant retailer materially reduces, terminates or is unwilling to expand its relationship with us, or requires price reductions or other adverse modifications in our selling terms, our business, financial condition, results of operation and cash flows would suffer. Furthermore, we could be adversely affected if any of our key retail customers elects to de-emphasize or reduce their product offerings in the categories with which we supply them, and such a reduction could adversely affect our business, financial condition, results of operation and cash flows.

Additionally, most major retailers continually evaluate and often modify their in-store retail strategies, including product placement, store set-up and design, promotions and demographic targets. Our business could suffer significant setbacks in net sales and operating income if one or more of our major retail customers modified its current retail strategy resulting in a termination or reduction of its business relationship with us, a reduction in store penetration or an unfavorable product placement within such retailer’s stores, any or all of which could materially adversely affect our business, financial condition, results of operations and cash flows.

The success of our business depends on retailer and consumer acceptance of our products.

We are a consumer products company operating in the highly-competitive bottled water market and rely on continued consumer demand or preference for our products. To generate sales and profits, we must sell products that appeal to retailers and to consumers. Our future success depends on consumer acceptance, particularly at the household level, of our products. There is no guarantee that there will be significant market acceptance of our products on a scale necessary to achieve sustained profitability and the growth we desire.

As a result of our “razor-razorblade” business strategy, we are reliant on consumer adoption of our “razors” (Dispensers) to drive sales of the “razorblades” (Exchange and Refill). If we are unable to generate consumer adoption of our Dispensers, we will face significant difficulties growing sales of Exchange and Refill, which would materially adversely affect our business, financial condition, results of operations and cash flows.

The markets for our products are evolving rapidly and we may not be able to accurately assess the size of the markets or trends that may emerge and affect our businesses. Consumer preference can change due to a variety of factors, including social trends, negative publicity and economic changes. If we are unable to convince current and potential retail customers and individual consumers of the advantages of our products, our ability to sell our products will be limited. Consumer acceptance also will affect, and be affected by, our existing retail partners’ and potential new retail partners’ decisions to sell our products and their perception of the likelihood of consumers purchasing our products. Even if retail customers purchase our products, there is no guarantee that they will be successful in selling our products to consumers on a scale necessary for us to achieve sustained profitability and growth. Any significant changes in consumer preferences for purified bottled water could result in reduced demand for our products and erosion of our competitive and financial position.

We may not fully realize the anticipated synergies and related benefits of our acquisition of Glacier Water Services, Inc. (the “Acquisition”) or do so within the anticipated time frame or at all. Moreover, our future results will suffer if we do not effectively manage our expanded operations following the Acquisition.

On December 12, 2016, we completed our acquisition of Glacier. Continuing to achieve the anticipated benefits of the Acquisition depends in large part upon how successfully we are able to operate and expand Glacier’s business in an efficient and effective manner. During 2017, we devoted substantial management time and attention to the integration of Glacier’s business and operations with Primo’s. While we believe such integration is substantially complete, we may nonetheless in the future have to address issues related to legacy Glacier’s business background, corporate culture, internal controls, critical information technology systems (including management information systems and related tools) and management philosophies to achieve full integration of Glacier’s business, and any of these issues could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact the Company’s business, financial condition and results of operation.

In addition, notwithstanding the substantial completion of the integration of Glacier’s business and operations with Primo’s, the full benefits of the Acquisition may not be realized, including the synergies, cross-selling opportunities, cost savings, sales or growth opportunities and operational efficiencies that are expected. These benefits may not be achieved within the anticipated time frame, or at all. All of these factors could negatively impact our earnings per share, decrease or delay the expected accretive effect of the Acquisition and negatively impact the price of our common stock. As a result, there are no assurances that the Acquisition will result in the realization of its full anticipated benefits.

Further, as a result of the Acquisition, the size of our business has increased significantly. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. If we are unsuccessful in managing these integrated operations, or if we do not realize the Acquisition’s anticipated operating efficiencies, cost savings and other benefits, our financial condition and results of operations could be adversely affected, and we may not be able to take advantage of business development opportunities provided by the Acquisition.

We operate in a highly competitive industry, face competition from companies with far greater resources than we have and could encounter significant competition from these companies both in Exchange and Refill.

We primarily participate in the highly competitive bottled water segment of the non-alcoholic beverage industry. The industry is dominated by large and well-known international companies, and numerous smaller firms are also seeking to establish market niches. In Exchange, we offer three- and five-gallon bottled water and also provide consumers the ability to exchange their used containers. Competitive factors with respect to our business include pricing, taste, advertising, sales promotion programs, product innovation, increased efficiency in production and distribution techniques, the introduction of new packaging and brand and trademark development and protection.

Our primary competitors in our Exchange business include Nestlé, The Coca-Cola Company, PepsiCo, Dr. Pepper Snapple Group and Cott Corporation. Many of these competitors are leading consumer products companies, have substantially greater financial and other resources than we do, have established a strong brand presence with consumers and have established relationships with retailers, manufacturers, bottlers and distributors necessary to start an exchange business at retail locations nationwide should they decide to do so. Competitors with greater financial resources may put pressure on the prices at which we offer our products which would have a negative impact on our margins. Further, in the event we implement price increases for any of our products, our sales may be adversely affected, which would adversely affect our business, financial condition, results of operations and cash flows. In addition to competition between companies within the bottled water industry, the industry itself faces significant competition from other non-alcoholic beverages, including carbonated and non-carbonated soft drinks and waters, juices, sport and energy drinks, coffees, teas and spring and tap water.

Refill also participates in the highly competitive purified water segment of the non-alcoholic beverage industry. While the non-alcoholic beverage industry is dominated by large and well-known international companies, numerous smaller firms are also seeking to establish market niches. Refill faces two levels of competition: (i) competition at the retail customer level to secure placement of its reverse osmosis water filtration systems in the store; and (ii) competition at an end-user level to convince consumers to purchase its water versus other options. Competitive factors with respect to our Refill business include pricing, taste, advertising, sales promotion programs, retail placement, introduction of new packaging and branding.

We also face competition from other methods of purified water consumption such as countertop filtration systems, faucet mounted filtration systems, in-line whole-house filtration systems, water filtration dispensing products such as pitchers and jugs, standard and advanced feature water coolers and refrigerator dispensed filtered and unfiltered water. We could face enhanced competition if such devices are improved to provide enhanced filtration or other competing services.

We also compete directly and indirectly in the Dispenser marketplace. There are many large consumer products companies with substantially greater financial and other resources, a larger brand presence with consumers and established relationships with retailers that could decide to enter the marketplace. Should any of these consumer products companies so decide to enter the Dispenser marketplace, sales of our water dispensers could be materially and adversely impacted, which, in turn, could materially and adversely affect our sales of Exchange and Refill water.

We have incurred operating losses in the past and may incur operating losses in the future.

Although we reported operating income for the year ended December 31, 2017 and quarter ended March 31, 2018, we have incurred operating losses in the past and may incur operating losses in the future. As of March 31, 2018, our accumulated deficit was $272.5 million. We may incur losses in the future as we incur additional costs and expenses related to, among other matters, interest and other costs related to our indebtedness, branding and marketing, expansion of operations, additional strategic acquisitions, product development, development of relationships with strategic business partners, regulatory compliance and litigation. If our operating expenses exceed our expectations, our financial performance will be adversely affected. If our sales do not grow to offset any increased expenses, we may not experience profitability in the future. If we do not achieve sustained profitability, we may be unable to continue operations.

In our Exchange business, we depend on independent bottlers, distributors and suppliers for our business to operate.

In our Exchange business, we continue to be dependent on independent bottlers, distributors and suppliers to bottle and deliver our bottled water products to our retail customers. We do not have our own manufacturing facilities to produce bottled water products. We are, and will continue to be for the foreseeable future, entirely dependent on third parties to supply the bottle pre-forms, bottles, water and other materials necessary to operate our Exchange business. We rely on third-party supply companies to manufacture our three- and five-gallon water bottles and deliver them to our bottlers. In turn, we rely on bottlers to properly purify the water, include our mineral enhancements and bottle the finished product without contamination and pursuant to our quality standards and preparation procedures. Finally, we rely upon our distributors to deliver bottled water to our retail partners in a timely manner, provide us with accurate information regarding the delivery of the bottles, manage our recycling center displays and return used bottles to the bottlers to be sanitized or crushed and recycled.

We rely on DS Services of America, Inc. (“DS Services”), a subsidiary of Cott Corporation, to perform the majority of the bottling and distribution responsibilities in our Exchange business and are substantially dependent on DS Services’ ability to provide bottling and distribution services to our retail partners. Should our strategic arrangement with DS Services not be successful or should the strategic alliance agreement not be extended beyond its term, which runs through December 31, 2025, we may be unable to re-establish our relationships with our prior network of independent bottlers, distributors and suppliers or otherwise establish relationships with new third parties as necessary to support existing operations, growth and profitability of our business on economically viable terms. As independent companies, these bottlers, distributors and suppliers make their own business decisions. Suppliers may choose not to do business with us for a variety of reasons, including competition, brand identity, product standards and concerns regarding our economic viability. They may have the right to determine whether, and to what extent and on what terms, they produce and distribute our products, our competitors’ products and their own products. Some of the business for certain of these bottlers, distributors and suppliers comes from producing or selling our competitors’ products. These bottlers, distributors and suppliers may devote more resources to other products or take other actions detrimental to our brands. In addition, their financial condition could also be adversely affected by conditions beyond our control. Any deterioration in the financial condition or operating capabilities of our bottlers, distributors or other suppliers could adversely affect our business. In addition, we will face risks associated with any bottler’s or distributor’s or DS Services’ failure to adhere to quality control and service guidelines we establish or laws or regulations governing their operations or failure to ensure an adequate and timely supply of product at retail locations. Any of these factors could negatively affect our business and financial performance. If we are unable to obtain and maintain a source of supply for bottles, water and other materials of adequate quality and quantity, our business will be materially and adversely affected.

In Exchange, if our distributors do not perform to our retailers’ expectations, if we encounter difficulties in managing our distributor operations or if we or our distributors are not able to manage growth effectively, our retail relationships may be adversely impacted and our business may suffer.

Our success depends on our ability to manage our retail relationships through the performance of our distributor partners, including DS Services. We exercise only limited influence over the resources our distributor partners devote to delivery and exchange of our three- and five-gallon water bottles. Our retailers impose demanding product and service requirements on us and we could suffer a loss of consumer or retailer goodwill if our distributors do not adhere to our quality control and service guidelines or fail to ensure an adequate and timely supply of bottled water at retail locations. The poor performance of services provided to a major retailer by us or our distributors could jeopardize our entire relationship with that retailer and cause our Exchange business to suffer. In addition, the number of retail locations offering Exchange and our corresponding sales has grown significantly over the past several years. Accordingly, our distributors, including DS Services, must be able to adequately service an increasing number of retail accounts. If our growth is not managed effectively both by us and our distributors, our Exchange business may suffer.

We may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to our stockholders.

At March 31, 2018, our cash totaled $5.3 million, and we had $4.5 million available under the revolving portion of the credit facility established with Goldman Sachs pursuant to the Credit and Guaranty Agreement entered into with Goldman Sachs in December 2016 (as amended, the “Credit Agreement”) in connection with the Acquisition (the “Goldman Credit Facility”). We anticipate that our current cash, availability under the Goldman Credit Facility and cash flow from operations will be sufficient to meet our current capital needs for general corporate purposes. However, we may need or desire additional capital to finance our operations or to execute on our current or future business strategies, including to expand the number of retail store locations in which our products are offered, enhance our operating infrastructure, acquire new businesses, products or technologies, or otherwise respond to competitive pressures.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. In addition, our ability to incur additional indebtedness may be impaired as a result of the significant amount of indebtedness at March 31, 2018. If adequate funds are not available or are not available on acceptable terms, when we desire them, our ability to invest in our operations, take advantage of unanticipated opportunities, develop or enhance our product offerings, or otherwise respond to competitive pressures would be significantly limited and we could be forced to reduce, delay or cancel capital expenditures, sell assets, or scale down our operations, all of which could harm our ability to generate revenues and reduce the value of our common stock.

If we lose key personnel or are unable to recruit qualified personnel, our ability to implement our business strategies could be delayed or hindered. In addition, we may not be able to attract and retain the highly skilled employees we need to support our planned growth.

We are highly dependent upon the services of our senior management because of their experience, industry relationships and knowledge of the business. The loss of one or more of our key employees could seriously harm our business and we may not be able to attract and retain individuals with the same or similar level of experience or expertise. We face competition for qualified employees from numerous sources and there can be no assurance that we will be able to attract and retain qualified personnel on acceptable terms. Our ability to recruit and retain such personnel will depend upon a number of factors, such as our results of operations, prospects and the level of competition then prevailing in the market for qualified personnel. Further, as the U.S. economy has generally improved in recent years, labor markets for certain of our personnel have tightened, and the continuation of such conditions or further tightening of such labor markets may adversely impact our ability to attract and retain qualified personnel. Failure to recruit and retain such personnel could materially adversely affect our business, financial condition and results of operations. While our employment agreements with members of our senior management include customary confidentiality, non-competition and non-solicitation covenants, there can be no assurance that such provisions will be enforceable or adequately protect us.

We have Canadian operations and are exposed to fluctuations in currency exchange rates and political uncertainties.

We have Canadian operations, and as a result, we are subject to risks associated with doing business internationally. Risks inherent to operating internationally include: changes in a country’s economic or political conditions, changes in foreign currency exchange rates, and unexpected changes in regulatory requirements.

To the extent the United States dollar strengthens against the Canadian dollar, our foreign revenues and profits will be reduced when translated into United States dollars.

We regularly evaluate potential expansion into international markets, and any expansion into such international operations could subject us to risks and expenses that could adversely impact our business, financial condition and results of operations.

To date, we have not undertaken substantial commercial activities outside of the United States and Canada. We have evaluated, and continue to evaluate, potential expansion into certain other international markets. If we seek to expand internationally in the future, our sales and operations would be subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in legal and regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, and difficulty in complying with foreign laws and regulations, as well as U.S. laws and regulations that govern foreign activities, such as the U.S. Foreign Corrupt Practices Act. Economic uncertainty in some of the geographic regions in which we might operate could result in the disruption of commerce and negatively impact our operations in those areas. Also, if we choose to pursue international expansion efforts, it may be necessary or desirable to contract with third parties, and we may not be able to enter into such agreements on commercially acceptable terms or at all. Further, such arrangements may not perform to our expectations, and we may be exposed to various risks as a result of the activities of our partners.

In the Dispensers segment, because all of our dispensers are manufactured in China, a significant disruption in the operations of these manufacturers or political unrest in China could materially adversely affect us.

We have one primary manufacturer of our Dispensers. Any disruption in production or inability of our manufacturers to produce quantities of water dispensers adequate to meet our needs could significantly impair our ability to operate the Dispensers segment on a day-to-day basis. All of our manufacturers are located in China, which exposes us to certain risks including, among others, the possibility of product supply disruption and increased costs in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China, changes in currency exchange rates or developments in the United States that are adverse to trade with China or other nations, including enactment of protectionist legislation or policies. In addition, in some cases, our dispensers are shipped directly from the manufacturer to our retail partners. Although we routinely inspect and monitor our manufacturing partners’ activities and products, we rely heavily upon their quality controls when producing and delivering the dispensers to our retail partners. Any of these matters could materially adversely affect Dispensers and, as a result, our profitability.

Potential changes in international trade relations implemented by the U.S. presidential administration could have a material adverse effect on our business, financial condition, cash flows and results of operation.

Currently, all of our Dispensers are assembled by independent manufacturers in, and imported from, China. These import operations are subject to international trade regulations, including import charges and other agreements among the United States and its trading partners, including China. The current U.S. presidential administration, certain members of Congress and other U.S. officials have indicated that they may advocate and/or enact key policy shifts in trade relations among the United States and other countries, including a reduction in trade with China and the raising of tariffs on Chinese imports. It remains unclear what the current U.S. presidential administration may do with respect to any such restrictive measures, though it has recently announced plans to impose tariffs on certain imports from China, and we cannot predict whether tariffs, duties or other similar restrictions will be imposed by the United States upon the import of materials, including our Dispensers, from China. Any such tariffs, duties, import charges or other similar restrictions on our Dispensers or other foreign-sourced goods that we sell could substantially affect our ability to source goods at commercially attractive prices, thus having an adverse effect on our business, financial condition and results of operations, including by virtue of increasing our cost of goods sold or exposing us to additional capital expenses if we must find replacement manufacturing or repatriate certain production to the United States.

If the water we sell became contaminated, our business could be seriously harmed.

We have adopted various quality, environmental, health and safety standards. However, our Exchange and Refill products may still not meet these standards or could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our bottlers, distributors or suppliers. Such a failure or contamination could result in expensive production interruptions, recalls and liability claims. Any widespread product recall, whether or not related to a failure to meet standards or water contamination, could result in losses due to the costs of a recall, the destruction of product inventory and lost sales due to the unavailability of product for a period of time or damaged reputation due to negative publicity. Even if our Refill water does not ever become contaminated, a contamination of any vended water, including the water of our competitors, would be detrimental to certain segments of our industry as a whole, which may have adverse effects on our business and results of operation. We could also suffer losses from a significant product liability judgment against us. Moreover, negative publicity could be generated even from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences, or any allegation of such failures or occurrences, could negatively affect our business and financial performance.

Electrical outages, localized municipal tap water system shut-downs, “boil water” directives or increases in the cost of electricity or municipal tap water could adversely affect portions of our Refill business.

Certain of our Refill machines depend on a supply of electricity and water to operate. Any electrical outages or cut-off of municipal tap water supplies to such machines or a directive to boil municipal tap water sources for such machines, in each case, whether due to natural disasters or otherwise, would cause us to lose all revenue from the affected machines during that period and could, in addition, lower subsequent revenues if consumers perceive that there is a risk of contamination in our vended water. Additionally, if electricity or municipal water costs were to increase significantly, our Refill retail partners may request that we pay them a higher commission, which, if granted, would adversely affect our financial condition and results of operations.

If any component of the Dispensers we sell is misused, the appliance may fail and cause personal injury or property damage. We may be subject to product liability claims as a result of any such failure, which will likely increase our costs and adversely affect our business and reputation.

Although we include explicit instructions for the operation of the Dispensers we sell and safety warnings are included on all of the products we sell, consumers may misuse these products, including by tampering with the hot water safety lock devices, which could expose consumers to hot liquids. The misuse of any of the components of our Dispensers we sell may cause personal injury and damage to property.

Our product liability insurance for personal injury and damage to property may not be sufficient or available to cover any successful product liability claim, or similar claims, against us, which could materially adversely impact our financial condition. Whether or not a claim against us would be successful, defense of the claim may be costly and the existence of any claim may adversely impact our reputation, financial condition or results of operations.

Interruption or disruption of our supply chain, distribution channels, bottling and distribution network or third-party services providers could adversely affect our business, financial condition and results of operations.

Our ability and that of our business partners, including suppliers, bottlers, distributors, retailers and service providers, to manufacture, sell and deliver products is critical to our success. Interruption or disruption of our supply chain, distribution channels or service network due to unforeseen events, including war, terrorism and other international conflicts, public health issues, natural disasters such as earthquakes, fires, hurricanes or other adverse weather and climate conditions, or strikes and other labor disputes, whether occurring in the United States or abroad, could impair our ability to manufacture, sell or deliver our products.

The consolidation of retail customers and disruption of the retail business model may adversely impact our operating margins and profitability.

Our customers, such as mass merchants, supermarkets, warehouse clubs, food distributors and drug and pharmacy stores, have consolidated in recent years and consolidation may continue. These consolidations have produced large, sophisticated customers with increased buying power. As a result, we are increasingly dependent on key retailers, which have significant bargaining power. If we fail to respond to these trends in our industry, our volume growth could slow or we may need to lower prices or increase trade promotions and consumer marketing for our products, both of which would adversely affect our margins and our financial results. These retailers may use floor or shelf space currently used for our products and displays for their own private label products. In addition, retailers are increasingly carrying fewer brands in any one category and our results of operations will suffer if we are not selected by our significant customers to remain a vendor. In the event of consolidation involving our current retailers, we may lose key business if the surviving entities do not continue to purchase products from us. Further, the brick-and-mortar retail industry generally has seen significant disruption and declines in recent years due to, in part, the increased utilization of e-commerce options by consumers. Further, declines in brick-and-mortar retailers, including the closing of physical locations, could adversely affect our business, financial condition and results of operation.

Moreover, our Refill business relies on such retailers to serve as partners to access consumers. Continued consolidation, closure of sites or disruptions such as strikes or lock-outs could cause our Refill segment to lose access to some consumers.

We depend on key management information systems.

We depend on our management information systems (“MIS”) to process orders, manage inventory and accounts receivable, maintain distributor and customer information, maintain cost-efficient operations and assist distributors in delivering products on a timely basis. Any disruption in the operation of our MIS tools, the loss of employees knowledgeable about such systems, the termination of our relationships with third-party MIS partners or our failure to continue to effectively modify such systems as business expands could require us to expend significant additional resources or to invest additional capital to continue to manage our business effectively, and could even affect our compliance with public reporting requirements. Additionally, our MIS tools are vulnerable to interruptions or other failures resulting from, among other things, natural disasters, terrorist attacks, software, equipment or telecommunications failures, processing errors, computer viruses, hackers, other security issues or supplier defaults. Security, backup and disaster recovery measures may not be adequate or implemented properly to avoid such disruptions or failures. Any disruption or failure of these systems or services could cause substantial errors, processing inefficiencies, security breaches, inability to use the systems or process transactions, loss of customers and retail partners or other business disruptions, all of which could negatively affect our business and financial performance.

We are subject to inventory loss and theft of inventory and cash.

We are subject to the risk of inventory loss and theft of inventory and cash. We have experienced inventory shrinkage in the past, and we cannot assure you that incidences of inventory loss and theft of inventory will decrease in the future or that the measures we are taking will effectively address the problem of inventory shrinkage. Our business further faces the risk of cash theft. Although some level of inventory shrinkage is a necessary and unavoidable cost of doing business, if we were to experience higher rates of inventory shrinkage or incur increased security costs to combat inventory theft or the theft of cash, our financial condition could be affected adversely.

Our results of operations could be adversely affected as a result of the impairment of intangibles.

In accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), we must identify and value intangible assets that we acquire in business combinations, such as customer arrangements, customer relationships and non-compete agreements, that arise from contractual or other legal rights or that are capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged. The fair value of identified intangible assets is based upon an estimate of the future economic benefits expected to result from ownership, which represents the amount at which the assets could be bought or sold in a current transaction between willing parties, other than in a forced or liquidation sale.

U.S. GAAP provides that intangible assets that have indefinite useful lives not be amortized, but instead must be tested at least annually for impairment, and intangible assets that have finite useful lives should continue to be amortized over their useful lives. U.S. GAAP also provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. Absent any impairment indicators, we perform our impairment tests annually during the fourth quarter.

We review our intangible assets with definite lives for impairment when events or changes in business conditions indicate the carrying value of the assets may not be recoverable, as required by U.S. GAAP. An impairment of intangible assets with definite lives exists if the sum of the undiscounted estimated future cash flows expected is less than the carrying value of the assets. If this measurement indicates a possible impairment, we compare the estimated fair value of the asset to the net book value to measure the impairment charge, if any. The impairment test for indefinite-lived intangibles consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess.

We cannot predict the occurrence of certain future events that might adversely affect the reported value of intangible assets that totaled $143.2 million, net at March 31, 2018. Such events include strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our customer base, material negative changes in our relationships with material customers and other parties breaching their contractual obligations under non-compete agreements. Future impairments, if any, will be recognized as operating expenses.

If we are unable to build and maintain our brand image and corporate reputation, our business may suffer.

Our success depends on our ability to build and maintain the brand image for our existing products and effectively build the brand image for any new products. We cannot assure you, however, that any additional expenditures on advertising and marketing will have the desired impact on our products’ brand image and on consumer preferences. Actual or perceived product quality issues or allegations of product contamination, even if false or unfounded, could tarnish the image of our brands and may cause consumers to choose other products. Allegations of product defects or product contamination, even if untrue, may require us from time to time to recall a product from all of the markets in which the affected product was distributed. Product recalls would negatively affect our profitability and brand image. Also, adverse publicity surrounding water usage and any campaigns by activists attempting to connect our system to environmental issues, water shortages or workplace or human rights violations in certain developing countries in which we or our business partners operate, could negatively affect our overall reputation and our products’ acceptance by consumers.

Adverse weather conditions could negatively impact our business.

Unseasonable or unusual weather, including hurricanes, may negatively impact demand for our products. The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cool or rainy weather may reduce temporarily the demand for our products and contribute to lower sales, which would have an adverse effect on our results of operations for such periods. Further, significant weather events such as hurricanes may force certain of our Refill locations to shut down, potentially for extended periods of time, or may otherwise cause damage to those Refill locations located outside.

Water scarcity and poor quality could negatively impact our long-term profitability.

Water is a limited resource facing unprecedented challenges from overexploitation, population growth, increasing pollution, poor management and climate change. As demand for water continues to increase and as water becomes scarcer and the quality of available water deteriorates, our business may incur increasing costs or face capacity constraints which could adversely affect our profitability or net sales in the long run.

Our financial results and achievement of our growth strategy is dependent on our continued innovation and the successful development and launch of new products and product extensions.

Achievement of our growth strategy is dependent, among other things, on our ability to extend the product offerings of our existing brands and introduce innovative new products. Although we devote significant focus to the development of new products, we may not be successful in developing innovative new products or our new products may not be commercially successful. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key marketplaces and successfully identify, develop, manufacture, market and sell new or improved products in these changing marketplaces. In addition, our introduction of new products or product extensions may generate litigation or other legal proceedings against us by competitors claiming infringement of their intellectual property or other rights, which could negatively impact our results of operations.

We may pursue acquisitions and investments in new product lines, businesses or technologies that involve numerous risks, which could disrupt our business or adversely affect our financial condition and results of operations.

We may in the future acquire or invest in new product lines, businesses or technologies to expand our current products. Acquisitions present a number of potential risks and challenges that could disrupt our business operations, increase our operating costs or capital expenditure requirements and reduce the value of the acquired product line, business or technology. For example, if we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition on favorable terms or at all. The process of negotiating acquisitions and integrating acquired products, services, technologies, personnel or businesses might result in significant transaction costs, operating difficulties or unexpected expenditures and might require significant management attention that would otherwise be available for ongoing development of our business. If we are successful in consummating an acquisition, we may not be able to integrate the acquired product line, business or technology into our existing business and products and we may not achieve the anticipated benefits of any acquisition. Furthermore, potential acquisitions and investments may divert our management’s attention, require considerable cash outlays and require substantial additional expenses that could harm our existing operations and adversely affect our results of operations and financial condition. To complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities or incur amortization expenses and write-downs of acquired assets, any of which could dilute the interests of our stockholders or adversely affect our profitability or cash flow. Further, our ability to complete future acquisitions may be limited to the extent our ability to incur additional indebtedness to finance such acquisitions is limited by our existing indebtedness.

Economic conditions and other economic and political factors could impact our business adversely in various respects.

A slowdown in the U.S. or global economy or other economic and political factors affecting disposable consumer income, such as employment levels, inflation, business conditions, fuel and energy costs, consumer debt levels, lack of available credit, interest rates and tax rates, may affect our business adversely by reducing overall consumer spending or by shifting the purchasing habits of our target consumers, both of which could result in lower net sales, decreases in inventory turnover or a reduction in profitability due to lower margins. Specifically, meaningful increases in the price of fuel could increase the cost associated with servicing vending machines, including those acquired in connection with the Acquisition. The current global economic uncertainty, the impact of recessions, and the potential for failures or realignments of financial institutions and the related impact on available credit may impact our suppliers, our distributors, our retail customers, and our operations in an adverse manner including, but not limited to, the inability of our retail customers to timely pay their obligations to us, thus reducing our cash flow, increased costs related to our distribution channels, the inability of our vendors to timely supply materials and an increased likelihood that our lender may be unable to honor its commitments under our Revolving Credit Facility (defined below).

Risks Related to Regulatory and Legal Issues

Our products are heavily regulated in the United States and Canada. If we are unable to continue to comply with applicable regulations and standards in any jurisdiction, we might not be able to sell our products in that jurisdiction or they could be recalled, and our business could be seriously harmed.

The production, distribution and sale of our products in the United States are subject to regulation by the FDA under the Federal Food, Drug and Cosmetic Act (the “FDCA”), and by other regulatory authorities under the Occupational Safety and Health Act, the Lanham Act and various environmental statutes. In Canada, these activities are subject to regulation by Health Canada (“HC”) and the Canadian Food Inspection Agency (the “CFIA”) under the Canadian Food and Drugs Act. We are also subject to various other federal, state, provincial and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, promotion, labeling and ingredients of such products. For example, measures have been enacted in various localities and states that require a deposit to be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in various jurisdictions. We anticipate that similar legislation or regulations may be proposed in the future at the local, state and federal levels.

The FDA regulates bottled water as a food under the FDCA. Our bottled water must meet FDA and CFIA requirements of safety for human consumption, identity, quality and labeling. Further, any claims we make in marketing our products, such as claims related to the beneficial health effects of drinking water, are subject to FDA’s and Canadian Competition Bureau’s advertising and promotion requirements and restrictions. In addition, the FDA and HC have established current good manufacturing practices, regulations which govern the facilities, methods, practices and controls used for the processing, bottling and distribution of bottled drinking water. We are subject to additional or changing requirements under the recently enacted Federal Food Safety Modernization Act of 2011, which requires among other things, that food facilities conduct contamination hazard analyses, implement risk-based preventive controls and develop track and trace capabilities. We and our third-party bottling and distribution partners are subject to these requirements. In addition, all public drinking water must meet Environmental Protection Agency standards established under the Safe Drinking Water Act for mineral and chemical concentration and drinking water quality and treatment. We also must comply with overlapping and, in some cases, inconsistent state regulations in a variety of areas. These state-level regulations, among other things, set standards for approved water sources and the information that must be provided and the basis on which any therapeutic claims for water may be made. In Canada, we are subject to similar regulations administered by HC and the CFIA, as well as provincial authorities. We must expend resources to continuously monitor national, state and provincial legislative and regulatory activities in order to identify and ensure compliance with laws and regulations that apply to our bottled water business in each state and province in which we operate.

Additionally, the manufacture, sale and use of resins used to make water bottles are subject to regulation by the FDA and HC. These regulations relate to substances used in food packaging materials, not with specific finished food packaging products. Our beverage containers are deemed to be in compliance with FDA regulations if the components used in the containers: (i) are approved by the FDA and HC as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; (ii) are the subject of an effective Food Contact Substance Notification under Section 409(h) of the FDCA; (iii) are exempt from regulation under the FDA’s Threshold of Regulation Process; or (iv) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.

Further, certain of our Refill operations, including those acquired in connection with the Acquisition, require us to obtain licenses from regulators for our businesses and machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding the vending machines and the vended water and ice, and to continuously control the quality of the vended water and ice. Certain Refill machines, including those acquired in connection with the Acquisition, are subject to routine and random regulatory quality inspections.

The Consumer Product Safety Commission, FDA, HC, CFIA or other applicable regulatory bodies may require the recall, repair or replacement of our products if those products are found not to be in compliance with applicable standards or regulations. The failure of our third party manufacturers or bottlers to produce merchandise that adheres to our quality control standards could damage our reputation and lead to customer litigation against us. If our manufacturers or distributors are unable or unwilling to recall products failing to meet our quality standards, we may be required to remove merchandise or recall those products at a substantial cost to us. We may be unable to recover costs related to product recalls.

We believe that our self-imposed standards meet or exceed those set by federal, state, provincial and local regulations. In addition, we voluntarily comply with the Federal Trade Commission’s “Green Guides” concerning the making of environmental claims in marketing materials. Nevertheless, our failure or the failure of our suppliers, bottlers, distributors or third-party service providers to comply with federal, state, provincial or local laws, rules or regulations could subject us to potential governmental enforcement action for violation of such regulations, which could result in warning letters, fines, product recalls or seizures, civil or criminal penalties and/or temporary or permanent injunctions, each of which could materially harm our business, financial condition and results of operations. In addition, our failure, or even our perceived failure, to comply with applicable laws, rules or regulations could cause retailers and others to determine not to do business with us or reduce the amount of business they do with us.

There can be no assurance that we will comply with all applicable laws and regulations to which we and our products are subject. If we fail to comply, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and reputation.

Litigation or legal proceedings, including product liability claims, could expose us to significant liabilities, occupy a significant amount of our management’s time and attention and damage our reputation.

We are from time to time party to various litigation claims and legal proceedings. We evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. If our products are not properly manufactured or designed, personal injuries or property damage could result, which could subject us to claims for damages. In addition, claims made or threatened by our bottlers, distributors and other suppliers could adversely affect our relationships, damage our reputation or otherwise adversely affect our business, financial condition or results of operations. The costs associated with defending product liability and other claims, and the payment of damages, could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful.

We may establish reserves as appropriate based upon assessments and estimates in accordance with our accounting policies in accordance with U.S. GAAP. We base our assessments, estimates and disclosures on the information available to us at the time and rely on legal and management judgment. Actual outcomes or losses may differ materially from assessments and estimates. Actual settlements, judgments or resolutions of these claims or proceedings may negatively affect our business and financial performance. A successful claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages and could materially adversely affect our financial condition, results of operations and cash flows.

Our inability to protect our intellectual property, or our involvement in damaging and disruptive intellectual property litigation, could adversely affect our business, results of operations and financial condition or result in the loss of use of products or services.

We have filed certain patent applications and trademark registration applications and intend to seek additional patents, to develop additional trademarks and seek federal registrations for such trademarks and to develop other intellectual property. We consider our Primo name and related trademarks and our other intellectual property to be valuable to our business, including the establishment of a national branded bottled water exchange program. We rely on a combination of patent, copyright, trademark and trade secret laws and other arrangements to protect our proprietary rights and could incur substantial expense to enforce our rights under such laws. A number of other companies, however, use trademarks similar or identical to the Primo® mark to identify their products, and we may not be able to stop these other companies from using such trademarks.

The trade name and trademarks “Glacier Water” and “Glacier Water & Penguin Design” previously used by Glacier contain the word “Glacier,” which is commonly used and has been registered in connection with other marks and designs by a number of other entities for water and related services. The mark “Glacier Water,” by itself, is considered by the United States Patent and Trademark Office to be generic in relation to water and related services. We believe that no party can claim exclusive rights to “Glacier Water,” and we may only claim rights to stylized forms of the mark or the mark with design elements. We can, however, give no assurance that other entities might not assert superior or exclusive rights to the marks and seek to obtain damages or injunctive relief against us. Therefore, there can be no assurance that our use of the trade name and trademarks “Glacier Water” and “Glacier Water & Penguin Design” will not violate the proprietary rights of others, which could result in a material adverse effect on us.

The requirement to change any of our trademarks, service marks or trade names could entail significant expense and result in the loss of any goodwill associated with that trademark, service mark or trade name. While we have filed, and intend to file in the future, patent applications, where appropriate, and to pursue such applications with the patent authorities, we cannot be sure that patents will be issued on such applications or that any issued patents will not be successfully contested by third parties. Also, since issuance of a patent does not prevent other companies from using alternative, non-infringing technology or designs, we cannot be sure that any issued patents, or patents that may be issued to others and licensed to us, will provide significant or any commercial protection, especially as new competitors enter the market.

In addition to patent protection, we also rely on trade secrets and other non-patented proprietary information relating to our product development, business processes and operating activities. We seek to protect this information through appropriate efforts to maintain its secrecy, including confidentiality agreements. We cannot be sure that these efforts will be successful or that confidentiality agreements will not be breached. We also cannot be sure that we would have adequate remedies for any breach of such agreements or other misappropriation of our trade secrets, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. Our failure to successfully develop intellectual property, or to successfully obtain, maintain and enforce patents, trademarks and other intellectual property, could affect our ability to distinguish our products from those of our competitors and could cause our sales to suffer.

Where necessary, we may initiate litigation to enforce our patent or other intellectual property rights. Any such litigation may require us to spend a substantial amount of time and money and could distract management from its day-to-day operations. Moreover, there is no assurance that we will be successful in any such litigation or that such litigation will not result in successful counterclaims or challenges to the validity of our intellectual property rights.

Our business and our ability to provide products and services may be impaired by claims that we infringe the intellectual property rights of others. Vigorous protection and pursuit of intellectual property rights characterize the consumer products industry. These traits can result in significant, protracted and materially expensive litigation. In addition, parties making infringement and other claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our products, services or utilize our business methods and could cause us to pay substantial damages. In the event of a successful claim of infringement against us, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, or at all. It is possible that our intellectual property rights may not be valid or that we may infringe existing or future proprietary rights of others. Any successful infringement claims could subject us to significant liabilities, require us to seek licenses on unfavorable terms, prevent us from manufacturing or selling products, providing services and utilizing business methods and require us to redesign or, in the case of trademark claims, re-brand some or all of our products and offerings, products or services, any of which could have a material adverse effect on our business, results of operations or financial condition.

The three- and five-gallon polycarbonate plastic bottles that we use to bottle our water and sell in connection with our exchange business, other than those distributed and sold in California, contain bisphenol A (“BPA”), a chemical that can possibly have adverse health effects on consumers, particularly young children. Any significant change in state, provincial or federal legislation, government regulation or perception by our customers of polycarbonate plastic in food and beverage products could adversely affect our operations and financial results.

A majority of our three- and five-gallon polycarbonate plastic bottles, other than those distributed and sold in California, contain BPA. The use of BPA in food packaging materials has been subject to safety assessments by several international, federal and state authorities. The FDA’s most recent statement on the use of BPA in Food Contact Applications on the FDA’s website states that “FDA’s current perspective, based on its most recent safety assessment, is that BPA is safe at the current levels occurring in food. Based on FDA’s ongoing safety review of scientific evidence, the available information continues to support the safety of BPA for the currently approved uses in food containers and packaging.” In the fall of 2014, FDA experts from across the agency, specializing in toxicology, analytical chemistry, endocrinology, epidemiology, and other fields, completed a four-year review of more than 300 scientific studies. The FDA review did not find any information in the evaluated studies to prompt a revision of FDA’s safety assessment of BPA in food packaging at the time of the review.

HC’s Food Directorate has concluded that the current dietary exposure to BPA through food packaging uses is not expected to pose a health risk to the general population, including newborns and infants. However, due to the uncertainty raised in some animal studies relating to the potential effects of low levels of BPA, the Government of Canada is taking action to enhance the protection of infants and young children. It is therefore recommended that the general principle of ALARA (as low as reasonably achievable) be applied to continue efforts on limiting BPA exposure from food packaging applications to infants and newborns, specifically from pre-packaged infant formula products as a sole source food and baby bottles, for this sensitive segment of the population.

Media reports and the FDA report have prompted concern in our marketplace among existing and potential customers. It is possible that developments surrounding this issue could lead to adverse effects on our business. Such developments could include:

●

increased publicity that changes public or regulatory perception regarding packaging that uses BPA, so that significant numbers of consumers stop purchasing products that are packaged in polycarbonate plastic or certain of our key retailers elect to cease offering products packaged in polycarbonate plastic;

●	the emergence of new scientific evidence that suggests that the low doses of BPA to which consumers may be exposed when using polycarbonate plastic is unsafe;

●	interpretations of existing evidence by the FDA or other regulatory agencies that lead to prohibitions on the use of polycarbonate plastic as packaging for consumable products; and

●	the inability of sellers of consumable products to find an adequate supply of alternative packaging if polycarbonate plastic containing BPA becomes an undesirable or prohibited packaging material.

In addition, federal, state, provincial and local governmental authorities have and continue to introduce, and in certain states and provinces enact proposals intended to restrict or ban the use of BPA in food and beverage packaging materials. If any of these events were to occur, our sales and operating results could be materially adversely affected.

Legislative and executive action in state and local governments enacting local taxes on bottled water to include multi-gallon bottled water could adversely affect our business and financial results.

Regulations have been enacted or proposed in some localities where we operate to enact local taxes on bottled water. These actions are purportedly designed to discourage the use of bottled water due in large part to concerns about the environmental effects of producing and discarding large numbers of plastic bottles. While we have not to date directly experienced any adverse effects from these concerns, and we believe that our products are sufficiently different from those affected by recent enactments, there is no assurance that our products will not be subject to future legislative and executive action by state and local governments, which could have a material adverse effect on our business, results of operations or financial condition.

Changes in taxation requirements could affect our financial results.

We are subject to income tax in the numerous jurisdictions in which we generate net sales. In addition, our water dispensers we sell are subject to certain import duties and sales taxes in certain jurisdictions in which we operate. Increases in income and other tax rates could reduce our after-tax income from affected jurisdictions, while increases in indirect taxes could affect our products’ affordability and therefore reduce demand for our products.

Our ability to use our net operating loss carryforwards in the United States may be limited.

As of December 31, 2017, we had approximately $248.3 million in U.S. federal net operating loss carryforwards that expire between 2019 through 2037 and approximately $174.0 million in state loss carryforwards that expire between 2018 through 2037. To the extent available and not otherwise utilized, we intend to use any NOL carryforwards to reduce the applicable U.S. or state corporate income tax liability associated with our operations. However, our ability to use our NOL carryforwards is based on the extent to which we generate future taxable income and we cannot provide any assurance as to when and to what extent we will generate sufficient future taxable income to use our NOL carryforwards, whether in whole or in part. Furthermore, the use of our NOL carryforwards may become subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (and similar state provisions) in the event of certain cumulative changes in the ownership interest of significant shareholders in excess of 50 percent over a three-year period. This could limit the amount of NOL carryforwards that can be utilized annually to offset taxable income. The amount of the annual limitation is determined based on the value of a company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. Future changes in our stock ownership, including in connection with this offering, some of which are outside of our control, could result in an ownership change and impair our ability to use some or all of our NOL carryforwards to offset future taxable income. For these reasons, even if we are profitable, our ability to utilize our NOLs may be limited, potentially significantly so. To the extent our use of NOL carryforwards is significantly limited, our income could be subject to U.S. and/or state corporate income tax earlier and in amounts greater than it would if we were able to use NOL carryforwards, which could result in lower profits and reduced cash flows.

Recent U.S. tax legislation may materially and adversely affect our financial condition, results of operation and cash flows.

Recently enacted U.S. tax legislation has significantly changed the U.S. federal income taxation of U.S. corporations. Many of these changes are effective immediately, without any transition periods or grandfathering for existing transactions. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as the issuance of guidance and regulations by the Department of the Treasury and the Internal Revenue Service, any of which could lessen or increase certain adverse impacts of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities.

We continue to work with our tax advisors and auditors to determine the full impact that the recent tax legislation as a whole will have on us. There may be material adverse effects resulting from the legislation that we have not yet identified. While some of the changes made by the tax legislation may adversely affect us in one or more reporting periods and prospectively, other changes may be beneficial on a going forward basis. We urge our investors to consult with their legal and tax advisors with respect to such legislation and its potential effect on their investment in our common stock.

Risks Relating to Our Common Stock

The value of our common stock could be volatile.

The overall market and the price of our common stock may fluctuate greatly. Shares of our common stock were sold in our November 2010 initial public offering at a price of $12.00 per share, and, as of May 11, 2018, our common stock has subsequently traded as high as $16.45 and as low as $0.69 per share. An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock. The trading price of our common stock may be significantly affected by various factors, including quarterly fluctuations in our operating results, changes in investors’ and analysts’ perception of the business risks and conditions of our business, issuance of additional shares in connections with strategic transactions or acquisitions we may make, our ability to meet the earnings estimates and other performance expectations of financial analysts or investors, unfavorable commentary or downgrades of our stock by equity research analysts, and general economic or political conditions.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline as a result of sales of shares of our common stock in the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Additionally, we have filed a “shelf” registration statement with the SEC pursuant to which we may sell common stock, preferred stock, debt securities, warrants, rights and units at any time in one or more offerings up to a total public offering price of $125.0 million. The registration statement was declared effective by the SEC on December 19, 2017. The offer or sale of all or a portion of the above described securities may have an adverse effect on the market price of our common stock.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of May 11, 2018, our executive officers, directors and their affiliates beneficially own, in the aggregate, approximately 13.4% of our outstanding shares of common stock. In particular, Billy D. Prim, our Executive Chairman, beneficially owns approximately 5.5% of our outstanding shares of common stock and also holds an additional 1,016,194 deferred stock units (each entitling Mr. Prim to one share of our common stock) in our Deferred Compensation Plan, in each case, as of May 11, 2018. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our Company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We currently have research coverage by five securities and industry analysts. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of Primo more difficult without the approval of the Board of Directors. These provisions:

●

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

●	eliminate the ability of our stockholders to act by written consent in most circumstances;

●	eliminate the ability of our stockholders to remove a member of the Board of Directors without cause;

●	eliminate the ability of our stockholders to call a special meeting of the stockholders;

●	establish advance notice requirements for nominations for elections to the Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

●	provide that the Board of Directors is expressly authorized to make, alter or repeal our amended and restated bylaws; and

●	establish a classified board of directors, the members of which serve staggered three-year terms.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could result in a restatement of our financial statements, cause investors to lose confidence in our financial statements and our company and have a material adverse effect on our business and stock price.

Effective internal controls are necessary for us to provide reliable financial reports and to operate successfully as a publicly traded company. As a public company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), which requires annual management assessments of the effectiveness of our internal controls over financial reporting.

Ensuring that Primo has adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be reevaluated frequently. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report if we conclude that our internal controls over financial reporting are not effective. If we are unable to conclude that we have effective internal controls over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report as required by Section 404, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future.

Risk Related to Our Indebtedness

Restrictive covenants in the Credit Agreement restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely restrict our financial and operating flexibility and subject us to other risks.

At March 31, 2018, we had a $10.0 million revolving credit facility (the “Revolving Credit Facility”), of which $4.5 million was available at March 31, 2018, and $183.7 million outstanding on our term loan facility (the “Term Loan Facility”) pursuant to the Credit Agreement. The Credit Agreement contains various restrictive covenants that limit our and our subsidiaries’ ability to take certain actions. In particular, these agreements limit our and our subsidiaries’ ability to, among other things:

●	declare dividends or redeem or repurchase equity interests;

●	prepay, redeem or purchase debt;

●	incur liens and engage in sale-leaseback transactions;

●	make loans and investments;

●	incur additional indebtedness;

●	amend or otherwise alter debt or other material agreements;

●	make capital expenditures;

●	engage in mergers, acquisitions and asset sales;

●	transact with affiliates; and

●	engage in businesses that are not related to our existing business.

Any or all of these covenants could have a material adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those currently imposed pursuant to the Credit Agreement.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness, including the Credit Agreement, could result in a default under that instrument and, due to customary cross-default and cross-acceleration provisions, could result in a default under any other debt instrument that we may have. If the lenders under our indebtedness were to so accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, in which event we likely would seek reorganization or protection under bankruptcy or other, similar laws.

We incurred a substantial amount of indebtedness in connection with the Acquisition, and we may be unable to generate sufficient cash flow to service our debt obligations. In addition, our inability to generate sufficient cash flows to support operations and other activities without debt financing could prevent future growth and success.

The amount of our indebtedness or such other obligations could have important consequences for us, including, but not limited to:

●	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

●

our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other general corporate purposes and our ability to satisfy our obligations with respect to our outstanding indebtedness may be impaired in the future;

●	we are exposed to the risk of increased interest rates because our borrowings are at variable rates of interest;

●

we may be at a competitive disadvantage compared to our competitors with less debt or with comparable debt at more favorable terms and that, as a result, may be better positioned to withstand economic downturns;

●	our ability to refinance indebtedness may be limited or the associated costs may increase;

●	our ability to engage in acquisitions or make additional capital investments without raising additional equity or obtaining additional debt financing may be impaired in the future;

●	it may be more difficult for us to satisfy our general obligations to our creditors, resulting in possible defaults on and acceleration of such indebtedness;

●	we may be more vulnerable to general adverse economic and industry conditions; and

●

our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures could be limited, or we may be prevented from making capital investments that are necessary or important to our operations in general, growth strategy and efforts to improve operating margins of our business segments.

Our ability to make payments on our indebtedness and to fund planned capital expenditures depends in part on our ability to generate cash from future operations. Our ability to generate cash, make scheduled payments on our indebtedness or refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend in part upon prevailing economic conditions and various financial, business, legislative, regulatory and other factors, many of which are beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure or refinance our debt, any or all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions on terms acceptable to us, or at all, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt agreements.

If we are unable to generate sufficient cash flows to support capital expansion, potential business acquisition plans and general operating activities, and are unable obtain the necessary funding for these items through equity financing, debt financing, or some combination thereof, our business could be negatively affected and we may be unable to expand into existing and new markets. Our ability to generate cash flows is dependent in part upon obtaining necessary financing at favorable interest rates. Interest rate fluctuations and other capital market conditions may prevent us from doing so.

Global capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing and disrupt the operations of our suppliers, bottlers, distributors and customers.

The global capital and credit markets have experienced increased volatility and disruption, making it more difficult for companies to access those markets. There can be no assurance that continued or increased volatility and disruption in the capital and credit markets will not impair our liquidity or increase our costs of borrowing. Our business could also be negatively impacted if our suppliers, bottlers, distributors or retail customers experience disruptions resulting from tighter capital and credit markets or a slowdown in the general economy or in their respective industries.

Risks Related to the Offering

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered may be higher than the book value per share of our common stock, you may suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering. In addition, we have a significant number of options and restricted stock outstanding. If the holders of these securities exercise or convert them or become vested in them, as applicable, you may incur further dilution.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Because we have not designated the amount of net proceeds received by us from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

Sales of a significant number of shares of our common stock in the public markets could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Use of Proceeds

We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $      , after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $       million, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to pay down existing indebtedness. Upon completion of the offering, we intend to refinance our remaining outstanding senior indebtedness. There can be no assurances as to whether or when we will be able to refinance our remaining outstanding senior indebtedness.

Capitalization

The following table shows our cash and cash equivalents as well as capitalization, in each case, as of March 31, 2018:

●	on an actual basis; and

●

on an as-adjusted basis giving effect to the sale of shares of our common stock offered in this offering, after deducting the applicable underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

This table should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and other reports filed by us with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2018
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$5,330
Long-term debt and capital leases, net of current portion and debt issuance costs	$274,531
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	–
Common stock, $0.001 par value, 70,000,000 shares authorized, 31,002,962 shares issued and outstanding at March 31, 2018	31
Additional paid-in capital	321,197
Common stock warrants	18,785
Accumulated deficit	(272,542)
Accumulated other comprehensive loss	(1,018)
Total stockholders’ equity	$66,453
Total capitalization	$340,984

price range of our common stock

The principal U.S. market in which our common stock is listed and traded is the Nasdaq Global Market under the symbol “PRMW.”

The table below presents the high and low sales prices per share of our common stock as reported on the Nasdaq Global Market for the periods indicated.

	High	Low
Year Ended December 31, 2018
Second Quarter (Through May 11, 2018)	$15.00	$11.52
First Quarter	$13.48	$11.16

	High	Low
Year Ended December 31, 2017
Fourth Quarter	$13.45	$10.47
Third Quarter	$13.86	$10.87
Second Quarter	$13.78	$10.74
First Quarter	$15.39	$11.80

	High	Low
Year Ended December 31, 2016
Fourth Quarter	$14.99	$11.43
Third Quarter	$12.59	$11.13
Second Quarter	$12.37	$9.90
First Quarter	$10.20	$7.76

We have never paid or declared cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth, development and expansion of our business. Accordingly, we do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements, investment opportunities and other factors that the Board of Directors deems relevant.

As of March 2, 2018, there were 67 shareholders of record of our common stock.

Business

Company Background

We are North America’s leading single source provider of multi-gallon purified bottled water, self-service refill drinking water and water dispensers sold through major retailers in the United States and Canada.

Our business is designed to generate recurring demand for our purified bottled water or self-service refill drinking water through the sale of innovative water dispensers (“Dispensers”). This business strategy is commonly referred to as “razor-razorblade” because the initial sale of a product creates a base of users who frequently purchase complementary consumable products. Once our bottled water is consumed using a water dispenser, empty bottles are exchanged at our recycling center displays, which provide a recycling ticket that offers a discount toward the purchase of a new bottle of Primo purified water (“Exchange”) or they are refilled at a self-service refill drinking water location (“Refill”). Each of our multi-gallon Exchange water bottles can be sanitized and reused up to 40 times before being taken out of use, crushed and recycled, substantially reducing landfill waste compared to consumption of equivalent volumes of single-serve bottled water. As of March 31, 2018, our products were offered in the United States and in Canada at over 45,000 combined retail locations, including Lowe’s Home Improvement, Walmart, Sam’s Club, The Home Depot, Meijer, Kroger, Food Lion, H-E-B Grocery, Sobeys, Circle K, Family Dollar, Walgreens, Albertsons, Publix and CVS. We believe the market for purified and refill drinking water continues to grow due to evolving taste preferences, perceived health benefits and concerns regarding the quality of municipal tap water. Our products provide an environmentally friendly, economical, convenient and healthy solution for consuming purified and filtered water.

We provide major retailers throughout the United States and Canada with a single-vendor solution for our three reporting segments (Refill, Exchange and Dispensers) addressing a market demand that we believe was previously unmet. Our solutions are easy for retailers to implement, require minimal management supervision and store-based labor and provide centralized billing and detailed performance reports. Exchange offers retailers attractive financial margins and the ability to optimize typically unused retail space with our displays. Refill provides drinking water for consumer purchase through the installation of self-service vending displays at retail locations. The Refill business model eliminates the bottling and distribution infrastructure required to deliver traditional bottled water, thereby allowing us to provide refill drinking water at a valuable price as compared to alternatives in the marketplace. Additionally, due to the recurring nature of water consumption, retailers benefit from year-round customer traffic, highly predictable revenue and health and wellness focused consumers.

Business Segments

We have three operating segments and three reportable segments: Refill, Exchange and Dispensers.

Industry Overview

We believe that there are several trends that support consumer demand for Refill, Exchange and Dispensers, including the following:

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Emphasis on Health and Wellness. As part of a desire to live a healthier lifestyle, we believe consumers are increasingly focused on drinking greater quantities of water compared to carbonated beverages and other high calorie drinks.

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Concerns Regarding Quality of Municipal Tap Water. Many consumers purchase bottled water because of concerns regarding municipal tap water quality. Municipal water is typically surface water that is treated centrally and pumped to homes, which can allow chemical and microbiological contaminants to dissolve into the water through municipal or household pipes, impacting taste and quality. It has been estimated that local U.S. governments will be required to spend approximately $300 billion to repair water and sewer pipes over the next decade.

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Growing Preference for Purified Water. We believe consumer preference toward purified water relative to tap water continues to grow as purified water has become accepted on a mainstream basis. While it is difficult to quantify purified water consumption in all of its forms, according to a 2017 report by industry consulting firm Beverage Marketing Corp. (“BMC”), wholesale spending on bottled water was almost $16.2 billion in 2016, up from $14.7 billion and $13.4 billion in 2015 and 2014, respectively. The BMC also reported that global bottled water consumption has grown to 92.1 billion gallons in 2016 from 19.2 billion in 1996. Additionally, growth in spending on bottled water between 2012 and 2017 significantly exceeded spending growth in other beverage categories in the same period.

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Increasing Demand for Products with Lower Environmental Impact. We believe that consumers are increasingly favoring products with a lower environmental impact with a “reuse, recycle, reduce” mindset becoming a common driver of consumer behavior. Most single-serve water bottles are produced using fossil fuels and contribute to landfill waste given that only 31.8% of single-serve bottles are recycled according to a November 2015 report issued by The Association of Plastic Recyclers. Legislation also reflects these concerns with the passage of “bottle bills” in many jurisdictions that tax the purchase of plastic water bottles, require deposits with the purchase of certain plastic bottles, prohibit the use of government funds to purchase plastic water bottles and ban certain plastic bottles from landfills.

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Availability of an Economical Exchange Solution, Refill Solution and Innovative Water Dispensers. We believe the vast majority of U.S. households utilize traditional home delivery services for filtered water dispensers, which generally lack innovation, design enhancement and functionality. These factors, combined with the retail pricing structure of our competitors’ dispenser models, have prevented greater household adoption of these dispensers. Compounding these issues, we believe there previously was no economical water bottle exchange and refill solution with major retailers throughout the United States and Canada to promote dispenser usage beyond the traditional home delivery model. We believe our Exchange and Refill solutions provide this alternative and we believe we are currently the only provider delivering a single-vendor solution to retailers throughout United States and Canada. We believe there are over 50,000 additional major retail locations throughout the United States and Canada that we can target to sell our Refill, Exchange or Dispensers products.

Product Overview

Refill. Our Refill solution consists of a carbon filtration and a reverse osmosis water filtration system that provides refill drinking water, which is routinely tested for quality. All federal, state and industry standards related to our refill drinking water are met or exceeded. At a portion of our Refill locations, we offer empty reusable one-, two-, three- and five-gallon bottles that typically accompany our self-service refill drinking water display, which are sourced from several manufacturers.

Exchange. We have dedicated significant time and effort in developing our water purification process and formulating the proprietary blend of mineral ingredients included in the purified bottled water offered through Exchange. Our proprietary blend of mineral ingredients was developed with the assistance of consultants and several months of lab work and taste tests. To ensure that our safety standards are met and United States Food and Drug Administration (“FDA”) and industry standards are met or exceeded, each production lot of our purified water undergoes chemical and microbiological testing by the bottler and all facilities bottling Primo purified water undergo regular hygiene audits. We currently source three- and five-gallon water bottles from several independent vendors for use in Exchange. Each of our Primo water bottles includes a handle designed for easy transportation and lifting when installing the bottle onto or into one of our water dispensers.

Dispensers. We currently source and market two brands of water dispensers comprised of 47 models. Our dispensers are designed to dispense Primo and other dispenser-compatible bottled water. Our dispensers have manufacturer suggested retail prices that range from $299.99 for our top-of-the-line bottom-loading model with a coffee maker to $9.99 for a simple manually operated pump that can be installed on a bottle and operated without electricity. Currently, the majority of our Dispensers sales are attributable to our bottom- and top-loading products. Consistent with our environmental focus, our electric dispensers are Energy Star® rated, and, we believe, utilize less energy than competing water dispensers without this industry rating. Currently, we contract with independent suppliers for the design and manufacture of our water dispensers and are closely involved in the design and innovation process.

Our Competitive Strengths

We believe that our competitive strengths include the following:

Appeal to Consumer Preferences

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Health and Wellness. As part of a desire to live a healthier lifestyle, we believe that consumers are increasingly focused on drinking more water relative to other beverages. As we raise our brand awareness, we believe consumers will recognize that our Water products are a convenient option for their water consumption needs.

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Value. We provide consumers the opportunity for cost savings when consuming our bottled water compared to other forms of pre-filled, one-gallon bottles, single-serve bottled water and typical home and office delivery services. Additionally, our water dispensers are sold at attractive retail prices in order to enhance consumer awareness and adoption of our Refill and Exchange (“Water”) products, increase household penetration and drive sales of our purified and refill drinking water.

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Taste. We have dedicated significant time and effort to develop our water purification process and formulate the proprietary blend of mineral ingredients included in our Primo purified water offered through Exchange. We believe that Primo purified water has a silky smooth taste profile.

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Convenience. Both our Water and Dispensers products are available at major retail locations in the United States and Canada that are part of everyday shopping trips. In addition, our Water products and services provide consumers the convenience of either exchanging empty bottles and purchasing full bottles or refilling the empty bottles at any participating retailer.

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Environmental Awareness. Our Refill and Exchange segments promote the reuse of existing bottles, recycling of water bottles when their lifecycle is complete and reduction of landfill waste and fossil fuel usage compared to alternative methods of bottled water consumption.

Key Retail Relationships Served by a Single-Vendor Solution. We are the only single-vendor solution of our Water products for retailers in the United States and Canada. Our direct sales force actively pursues headquarters-based retail relationships to minimize layers of approval and decision-making with regard to the addition of new retail locations. We believe the combination of our major retail relationships, regional territory coverage, unique single-vendor solution for retail customers and our bottling and distribution network is difficult to replicate. We anticipate these factors will facilitate our ability to introduce new purified water-related products in the future.

Ability to Attract and Retain Consumers. We offer “razor-razorblade” products designed to generate recurring demand for our Water products (the razorblade) through the initial sale of our innovative Dispensers (the razor), which often include a coupon for a free multi-gallon bottle of our Exchange or Refill water. We acquire new consumers and enhance recycling efforts by accepting most dispenser-compatible empty water bottles in exchange for a recycle ticket discount toward the purchase of a full bottle of Primo purified water. In addition, we believe our offering of high-quality water dispensers enhances consumer awareness and adoption of our Water products, increases household penetration and drives sales of our Water products.

Efficient Business Model. Our business model allows us to efficiently offer our solutions to our retail partners and centrally manage our bottling, distribution and field service networks. We believe our business processes enable us to manage (i) the bottling and distribution of our Exchange products, (ii) our product quality, (iii) retailer inventory levels and (iv) company field service network in Refill on a centralized basis, leveraging our invested capital and personnel.

Successful Acquisition Integration and Leading Platform of Scale. In December 2016, we completed the acquisition of Glacier Water Services, Inc., the leading provider of high-quality refill drinking water dispensed to consumers through self-service water machines located at over 20,000 locations, including supermarkets and other retail locations. The Glacier acquisition has created a platform of scale, enabling additional direct interaction with consumers, adding and strengthening our relationships with key retailers and diversifying our sales across customers and channels. Our successful integration of the Glacier business has delivered cost savings and synergies exceeding initial targets, and we continue to optimize the combined business for additional benefits.

Benefit from Management’s Proven Track Record. We benefit greatly from management experience gained over the last 23 years at Primo and in other exchange businesses to implement and refine best practices and develop and maintain key business relationships. Billy D. Prim, our former Chief Executive Officer and current Executive Chairman, served as Chief Executive Officer of Blue Rhino Corporation, another company with a “razor/razorblade” business model that provided propane cylinder exchange and complementary propane and non-propane products, from March 1994 until its acquisition in 2004. In addition to our Executive Chairman, our President and Chief Executive Officer, Matthew T. Sheehan, who joined Primo in December 2012, was previously employed by Coinstar, Inc. where he was instrumental in building the Redbox DVD exchange business.

Growth Strategy

We seek to increase our market share and drive further growth in our business by pursuing the following strategies:

Drive Consumer Adoption Through Innovative Water Dispenser Models. We intend to continue to develop and sell innovative Dispenser products at attractive retail prices, which we believe is critical to increasing consumer awareness and driving consumer adoption of our Water products. At March 31, 2018, we offered our water dispensers at approximately 7,400 locations in the United States and Canada, including Walmart, Lowe’s Home Improvement, Sam’s Club, Home Depot and Kroger. We also have distribution through leading online retailers, including Amazon.com, Wayfair.com and our own Primowater.com site as well as the websites of major retailers in the United States.

Increase Same Store Sales. We sell our Dispenser products at a low margin and often provide a coupon for a free multi-gallon bottle of our water at certain retailers to drive consumer demand for our Water products. We believe increasing unit sales of our Water products is dependent on generating greater consumer awareness of challenges with today’s tap water quality and the environmentally friendly and economical aspects of as well as the convenience associated with our Water products. We expect that our branding, cross-promotion marketing and sales efforts, including deployment at better points of purchase signage, increasing our social and digital presence and piloting instantly redeemable coupons, will result in greater usage of our Water products.

Increase Penetration with Existing Retail Relationships and Drive New Retail Relationships. We believe we have significant opportunities to increase store penetration with our existing retail relationships. As of March 31, 2018, our Exchange Water was offered at approximately 13,400 combined retail locations, and our Refill products were offered in approximately 25,100, including approximately 20,000 locations added in connection with the Glacier acquisition. There is virtually no overlap of historical Primo and historical Glacier refill locations, diversifying our retailer base and thereby reducing our concentration with our largest retailers. We believe that the Acquisition continues to provide the opportunity to place our Exchange and Dispensers products within new retailers.

We expect to continue to increase our retail store locations (which includes new locations with our existing retail customers) within our primary retail categories of home centers, convenience stores, hardware stores, mass merchants, membership warehouses, grocery stores, office supply stores, drug stores and discount general merchandise stores.

Pursue Strategic Acquisitions to Augment Geographic and Retail Relationships. Assuming we have available adequate capital resources, we believe opportunities exist to expand through selective strategic acquisitions, including (i) other on-premises self-service water refill machine networks and retail accounts, (ii) water bottle exchange businesses with established retail accounts and (iii) water dispenser or other beverage-related appliance companies.

Primo Water Marketing

Our marketing efforts focus on developing a brand identity synonymous with a healthy, economical, convenient and environmentally friendly solution for purified and refill water consumption. We direct our marketing efforts as close as possible to the point of purchase including in-store, online and word-of-mouth to strengthen our brand and promote consumer awareness of our products. We believe our innovative dispensers combined with Exchange develops consumer loyalty through the use of our recycling tickets, while Refill develops consumer loyalty through value-oriented pricing. Our marketing efforts include the following initiatives: (i) driving awareness activities online through social media conversations and posts; (ii) prominent display of our various brand logos and designs on water bottles, sales and recycling displays and water dispensers; (iii) highly visible sales and recycling center displays; and (iv) regular cross-marketing promotions between our dispensers and our water.

The Primo Supply Chain

Refill

In Refill, water is provided for consumer purchase through the installation of self-service coin-operated and non-coin-operated vending displays. Coin-operated vending displays are generally placed outside retail locations, and the retailer is paid a percentage of sales as a commission.

Non-coin-operated vending displays are placed inside retail locations, typically in the water aisle or on an outer wall of the store, and the consumer pays for the vended water at check-out directly to the retailer. Under certain arrangements, the retailer then keeps a percentage of sales generated as a commission and remits the remainder to us, while under other arrangements, the retailer pays us a fee based on the number of gallons of water purchased by the end consumers. Meter read data necessary for billing the retailer is transmitted to us electronically or obtained by the company service technicians.

In some arrangements, the reverse osmosis water filtration equipment necessary to filter water is installed in the back room of a retail location. A water line is installed from the water filtration equipment to the self-service refill drinking water display. In other arrangements, the reverse osmosis water filtration equipment and the water vending display are together as one unit. We own the water filtration and vending displays and the required service and maintenance on the systems is performed by our company service technicians. We work with the retailer to determine the location of the self-service refill drinking water display and the retailer is typically responsible for the required municipally supplied water and for the electricity to operate the displays. Installation costs, including plumbing, electrical and drainage requirements, may be the responsibility of the retailer or Primo, depending on the arrangement.

We utilize our manufacturing facilities to assemble, refurbish and repair our refill machines. We routinely refurbish equipment that has been in service for several years or when a customer requests refreshed equipment.

The regular service and maintenance of our reverse osmosis water filtration equipment generally includes a sanitization of the self-service refill water display, a system component check and any necessary preventative maintenance resulting from such component check and may include a water test for regulatory purposes. The various jurisdictions in which we operate have specific weekly, bimonthly, monthly, quarterly or annual water testing reporting requirements with which we comply, but we generally perform water tests semi-annually. As part of the routine visits to the vending displays, technicians will collect cash from the coin-operated machines. Depending upon the arrangement, the technician may obtain a meter reading to determine retail customer water usage. For certain locations, meter readings and other data are transmitted to us electronically, allowing for proactive, remote monitoring and reducing unnecessary visits to customer locations.

Our quality control team ensures that operation and sanitation standards with respect to our Refill business meet or exceed the requirements of federal and state regulations, requirements, National Automatic Merchandising Association standards, and other industry standards. As we seek to promote our brand, we believe it is critical to provide refill drinking water that is produced in a manner that exceeds current industry requirements. We regularly monitor, test and arrange for third-party quality testing of our self-service refill water displays and reverse osmosis water filtration systems.

Exchange

In Exchange, our independent bottlers and distributors, including DS Services, on whom we rely to perform the majority of the bottling and distribution responsibilities in our Exchange business, are responsible for the water purification, bottling and distribution processes and use their own equipment to complete these responsibilities. Our bottling process begins with either spring water or water from a public source that is processed through a pre-filtration stage to remove large particles. The water is then passed through polishing filters to catch smaller particles followed by a carbon filtration process that removes odors, tastes, sanitization by-products and pharmaceutical chemicals. A microfiltration process then removes microbes before the water is passed through a softener to increase the purification efficiency. The water next passes through the last phase of reverse osmosis or distillation, completing the purification process. After the purification process is complete, our proprietary blend of mineral ingredients is injected into the water followed by the final ozonation process to sanitize the water. Each of our production lots is placed on a 48-hour hold to allow for testing by the bottler and to ensure successful compliance with chemical and microbiological standards. We have the ability to trace each bottle of Primo water to its bottling and distributor sources, and we regularly perform recall tests to ensure our ability to react to a contamination event should it occur.

Utilizing either our proprietary MIS tools or their own systems, we can anticipate demand and scheduling requirements in a distributor’s territory. The distributor uses this information to load a truck with the appropriate inventory to stock or restock the Exchange sales displays on its route. Upon arrival at each retail location, the driver first visits the recycling center display to collect empty Primo and other dispenser-compatible bottles. The driver collects the data related to empty bottles and then loads the empty bottles onto the truck. The driver next checks the in-store sales display to compare the number of remaining bottles of water with the anticipated demand. After capturing data related to current stock levels, the driver replenishes the sales display. Critical data collected by distributors is transmitted to Primo and used to analyze and validate activity. Our distributors also capture electronic signatures, significantly reducing paper exchange.

At the completion of the delivery cycle, a distributor inspects the exchanged bottles for reusability. Our Exchange water bottles can be sanitized and reused up to 40 times before being taken out of use, crushed and recycled, substantially reducing landfill waste compared to consumption of similar amounts of single-serve bottled water. Bottles that pass a distributor’s initial inspection are subject to three washing cycles to wash and disinfect. Bottles are then passed through two sanitization stages before a final rinse with hyper-ozonated water to kill or inactivate any microbes that remain at that point in the sanitization process. The water bottles are then ready to be filled with our purified water, as described above.

We work very closely with our bottling and distribution network to ensure their production and storage standards meet or exceed the requirements of the FDA and other industry regulations. As we seek to promote our brand, we believe it is critical to provide bottled water that has consistent taste and is produced in a manner that exceeds current industry requirements. In addition, we regularly monitor our distributors’ performance to ensure a high level of account service.

Flow of Payments and Capital Requirements

We control the flow of payments between our retail customers and our distributors and service providers through electronic data interchange. Our retail customers are billed for outstanding amounts owed in three different methods, depending on the retail customer: (i) distributors present the store manager with an invoice for the bottles delivered for Exchange; (ii) our company service technician present a meter reading or (iii) our systems electronically bill the retailer. In our coin-based refill business, we collect cash directly from the consumer and pay the retailer a commission based upon the sales generally within 30 days. Exchange provides five-gallon bottles of purified water that typically cost a consumer approximately $6.99, after giving effect to the discount provided by our recycling ticket, while Refill typically costs a consumer between $0.25 and $0.50 per gallon, depending upon the geographic location, the retailer, the machine type (indoor or outdoor) and overall pricing strategy.

We generally compensate our distributors with a fixed payment per delivered Exchange water bottle. Due to the high degree of automation during our billing and inventory management procedures, we are able to leverage our centralized personnel and believe we will be able to significantly expand our business with minimal increases in variable costs.

We focus our capital investments on developing new retail relationships, installing new store locations, raising brand awareness, research and development for new products and maintaining our MIS tools. We are also responsible for the centralized operations and personnel, sales and recycling displays, bottles, reverse osmosis equipment and parts, displays and handheld devices. Our bottling and distribution network typically has made the capital investment required to operate our businesses, including a majority of the capital expenditures related to the bottling, sanitization and refill process and the distribution assets such as delivery trucks and warehouse storage. Participation in Exchange does not typically require the independent bottlers, distributors or service providers to make substantial new investments because they often are able to augment their current production capacity and leverage their existing bottling and distribution assets as well as personnel. In addition, many of our major retail customers have invested their capital to expand store locations and generate customer traffic.

Retailer Relationships

We target major retailers with either a national footprint or a significant regional concentration. Our relationships are diversified among the following retail categories and major accounts:

Retail Category	Major Accounts
Home Centers / Hardware Stores	Lowe’s Home Improvement, The Home Depot, Ace Hardware
Mass Merchants	Walmart, Meijer
Grocery Stores	Kroger, Food Lion, Safeway, Sobeys, H-E-B, Hy-Vee, Albertsons, Publix
Membership Warehouses	Sam’s Club, Costco
Drug Stores	Walgreens, CVS, Rite Aid
Convenience Stores	Circle K
Office Retail	Office Depot
Dollar	Dollar Tree, Family Dollar, Dollar General

Retailer Opportunity: We provide major retailers throughout the United States and Canada with a single-vendor solution for Dispensers, Exchange and Refill. We provide retailers with a year-round consumer product and an opportunity to increase sales and profits with minimal labor and financial investment. Through our bottling and distribution network, we are able to service major retailers throughout the United States and Canada. Retailers benefit from Exchange and Refill which offer high margins and generate productivity from often underutilized interior and exterior retail space. In addition, these offerings have the potential to increase retailers’ sales of ancillary products through increased traffic from repeat water consumers, who we believe exchange or refill an average of 35 five-gallon water bottles annually.

Account Set-Up: We actively pursue headquarters-based retail relationships to better serve our retail partners and minimize layers of approval and decision-making with regard to the roll-out of Exchange or Refill to multiple locations. Our sales team also pursues regional and local retailers, which greatly expands the opportunity for our retail reach. Upon confirmation of new retail locations, we coordinate with the retailer to schedule openings in a timely manner. We actively assist retailers in developing site plans for the setup of our sales and recycling center displays and reverse osmosis water filtration systems. While retailer setup preferences may vary, retailers often like to locate the recycling center display prominently on the exterior of their store to ease the transaction process, showcase their recycling and environmental efforts and conserve inside floor space while at the same time promoting the Primo brand. A majority of our refill locations are located on the exterior of the store.

Account Service. Exchange and Refill are turn-key programs for retailers in which we and our distributors and company field service organization actively service each retail account. After the retail location is established, our distributors and service providers complete on-site training and have an economic interest in supporting and growing the business relationship to increase product throughput.

Sales Support. While distributors service our Exchange retail accounts, the customer relationship is “owned” and maintained by our experienced retail sales organization, which allows us to develop strong brand affinity and maintain key headquarters-based relationships to secure and maintain our retail network. Our retail sales organization is responsible for selling and supporting Refill, Exchange and Dispensers to targeted retailers.

Significant Customers. For the year ended December 31, 2017, Walmart, Lowe’s Home Improvement and Home Depot represented approximately 29%, 10% and 10% of our consolidated net sales; 23%, 0% and 0% of our Refill net sales; 26%, 21% and 31% of our Exchange net sales and 53%, 24% and 3% of our Dispenser net sales, respectively.

Management Information Systems (“MIS”)

We have made a substantial investment in MIS tools which enhance our ability to process orders, manage inventory and accounts receivable, maintain distributor and customer information, manage our company field service organization, maintain cost-efficient operations and assist in delivering products on a timely basis. Our technology utilizes highly integrated, scalable software applications that cost-effectively support our network of retail partners. Our MIS tools also allow us to analyze historical trends and data to further enhance the execution, service and identification of new markets and marketing opportunities. The primary components of our systems include the following:

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Sales and Marketing Support Systems. We operate a customer relationship management database that integrates all financial and transaction-based data with respect to each retail account. Our MIS tools provide our account managers and customer service specialists’ access to crucial data to effectively manage each bottler, distributor and retail relationship.

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Bottler and Distributor Level Technology. Our distribution process is highly automated and scalable. Our technology allows bottlers and distributors timely access to information for customer support needs and provides access to real-time data to enhance decisions. All delivery transactional information is uploaded from our distributors electronically creating a paperless environment.

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Refill Service Technician Technology. Our refill service technicians primarily utilize smartphones to identify our assets via bar code scan. For our coin operated vending units, the technicians will download sales data from our vending equipment, which is used to reconcile the cash collected from the machine as well as serve as a basis for paying commissions to retailers. For our non-coin operated units, the technicians gather water usage meter reads on their smartphones, which in turn creates an invoice for the amount of water that will be billed to our retailers. For a significant amount of our Refill customers, meter readings and other data are transmitted to us electronically, allowing for proactive, remote monitoring and reducing unnecessary visits to customer locations.

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Financial Integration. We utilize Microsoft’s Dynamics GP software as our core platform which interfaces with all of our systems. All transactions are validated and data is imported into our database tables and mapped to corresponding accounting ledgers.

Manufacturing and Sourcing

Our manufacturing strategy for our Exchange and Dispenser businesses is to utilize independent manufacturers to produce empty water bottles, sales displays and recycle centers, and water dispensers at a reasonable cost. We believe that using independent manufacturers has several advantages over our manufacturing these items directly, including (i) decreased capital investment in manufacturing plants and equipment and working capital, (ii) the ability to leverage independent manufacturers’ purchasing relationships for lower materials costs, (iii) minimal fixed costs of maintaining unused manufacturing capacity and (iv) the ability to utilize our suppliers’ broad technical and process expertise.

For our reverse osmosis water filtration systems and self-service refill drinking water displays, we source parts from independent manufacturers and perform final assembly at our Vista, California facility. The assembly process involves installing replaceable panels and component parts on frames built to last for many years. Individual reverse osmosis membranes and other processing components are generally sourced by us from multiple suppliers.

Currently, all of our Dispensers are assembled by independent manufacturers in China, which utilize several sub-suppliers to provide components and subassemblies. We have the sole North American rights to develop products with certain manufacturers and each dispenser unit is produced to our design specifications. Each unit is inspected and tested for quality by the manufacturer’s personnel prior to shipment.

Our water bottles are produced by multiple independent vendors throughout North America. We select suppliers based on price, quality and geographic proximity to our bottlers and retail customers. We purchase only water bottles with handles for Exchange as a convenience feature for consumers.

Our sales displays and recycle centers are made to our design. We frequently request bids from multiple independent manufacturers to achieve optimal pricing.

Product Design and Development

A primary focus of our product research and development efforts is developing innovative water dispensers as part of our strategy to enhance consumer awareness and adoption of our Water products, increase household penetration and drive sales of our water. We continually work to improve water dispenser features, seek to lower manufacturing costs so that our innovative products are more affordable and introduce new models. Innovative improvements developed in cooperation with our manufacturing partners include bottom-loading dispensers, self-sanitizing and faster water dispensing capabilities. Our water dispenser models are designed to appeal to consumers of diverse demographic audiences.

Competition.

We participate in the highly competitive bottled water segment of the nonalcoholic beverage industry. While the industry is dominated by large and well-known international companies, numerous smaller firms are also seeking to establish market niches. We believe we have a unique business model in the bottled water market in the United States in that we not only offer three- and five-gallon bottled water on a nationwide basis but also provide consumers the ability to exchange their used containers as part of our Exchange business. We believe that we are one of the first companies to provide a national exchange solution at retail. While we are aware of a few direct competitors that operate similar networks, we believe they operate on a much smaller scale than we do and do not have equivalent systems or bottler and distributor capabilities to effectively support major retailers nationwide. Competitive factors with respect to our business include pricing, taste, advertising, sales promotion programs, product innovation, efficient production and distribution techniques, introduction of new packaging, and brand and trademark development and protection.

Our primary competitor in our Exchange business is Nestlé. Nestlé offers bottled water exchange to regional, but not national, retailers. However, Nestlé is a leading consumer products company, has substantially greater financial and other resources than we do, has established a strong brand presence with consumers and has established relationships with retailers, manufacturers, bottlers and distributors necessary to start an exchange business at retail locations nationwide should they decide to do so. In addition to competition between firms within the bottled water industry, the industry itself faces significant competition from other non-alcoholic beverages, including carbonated and non-carbonated soft drinks and waters, juices, sport and energy drinks, coffees, teas and spring and tap water.

We also compete directly and indirectly in the water dispenser marketplace. This marketplace is diverse and faces competition from other methods of purified water consumption such as countertop filtration systems, faucet mounted filtration systems, in-line whole-house filtration systems, water filtration dispensing products such as pitchers and jugs, standard and advanced feature water coolers and refrigerator-dispensed filtered and unfiltered water.

Refill also participates in the highly competitive purified water segment of the non-alcoholic beverage industry. While the non-alcoholic beverage industry is dominated by large and well-known international companies, numerous smaller firms are also seeking to establish market niches. Our Refill business model is differentiated from most of the participants in the North American nonalcoholic beverage industry in that it offers self-service refill of drinking water. There are few direct competitors that offer similar refill products, and we believe these direct competitors generally operate on a smaller geographical and operational scale than our Refill business. Refill faces two levels of competition: (i) competition at the retail customer level to secure placement of its reverse osmosis water filtration systems in the store; and (ii) competition at an end-user level to convince consumers to purchase its water versus other options. Competitive factors with respect to our Refill business include pricing, taste, advertising, sales promotion programs, retail placement, introduction of new packaging and branding.

Many of the indirect competitors in the bottled water segment of the nonalcoholic beverage industry are leading consumer products companies, have substantially greater financial and other resources than us, have established a strong brand presence with consumers and have established relationships with retailers, manufacturers, bottlers and distributors necessary to start a self-service drinking water refill business at North American retail locations should they decide to do so.

Intellectual Property and Trademarks

We believe that our intellectual property provides a competitive advantage and we have invested substantial time, effort and capital in establishing and protecting our intellectual property rights. We have filed certain patent applications and trademark registration applications and intend to seek additional patents, to develop additional trademarks and seek federal registrations for such trademarks and to develop other intellectual property. We consider our Primo and Glacier tradenames, our related trademarks, and our other intellectual property to be valuable to our business. We rely on a combination of patent, copyright, trademark and trade secret laws and other arrangements to protect our proprietary rights. We own United States federal trademark registrations for our Primo® and Taste Perfection® trademarks, our Primo® logo and our distinctive four bubble design. U.S. federal trademark registrations generally have a perpetual duration if they are properly maintained and renewed. In addition, our recycling center is protected by a United States utility patent and four United States design patents. The United States design patents expire between May 2021 and April 2022. We also have patents to our unique ice machine that produce bagged ice on-site at a retailer.

In addition to patent protection, we also rely on trade secrets and other non-patented proprietary information relating to our product development, business processes and operating activities. We regard portions of our proprietary MIS tools, various algorithms used in our business and the composition of our mineral formula to be valuable trade secrets of Primo. We seek to protect this information through appropriate efforts to maintain its secrecy, including confidentiality agreements.

Governmental Regulation

The conduct of our businesses and the production, distribution, advertising, promotion, labeling, safety, transportation, sale and use of our products are subject to various laws and regulations administered by federal, state, provincial and local governmental agencies in the United States and Canada. It is our policy to abide by the laws and regulations that apply to us, and we require our bottling, manufacturing and distributing partners to comply with all laws and regulations applicable to them.

We are required to comply with:

●	federal laws, such as the US Federal Food, Drug and Cosmetic Act, the Canadian Food and Drug Act, the US Occupational Safety and Health Act and the Food Safety Modernization Act;

●	customs and foreign trade laws and regulations;

●	state and provincial consumer protection laws;

●	federal, state, provincial and local environmental, health and safety laws;

●	laws governing equal employment opportunity and workplace activities; and

●	various other federal, state, provincial and local statutes and regulations.

We maintain environmental, health and safety policies and a quality, environmental, health and safety program designed to ensure compliance with applicable laws and regulations.

The FDA regulates bottled water as a food under the federal Food, Drug and Cosmetic Act. “HC” (Division 12) regulates bottled water in Canada. Our bottled water must meet FDA and HC requirements of safety for human consumption, identity, quality and labeling. Further, the sale and marketing of our products is subject to FDA’s and HC’s and the US FTC and Canadian Competition Bureau advertising and promotion requirements and restrictions. In addition, FDA and HC has established current “good manufacturing practice” regulations, which govern the facilities, methods, practices and controls used for the processing, bottling and distribution of bottled drinking water. We and our third-party supply, bottling and distribution partners are subject to these requirements. We also must comply with overlapping and sometimes inconsistent state and provincial regulations in various jurisdictions. As a result, we must expend resources to continuously monitor state and provincial legislative and regulatory activities for purposes of identifying and ensuring compliance with the laws and regulations that apply to our bottled water business in each state in which we operate. While we must meet the government-mandated standards, we believe that our self-imposed standards meet or exceed those set by federal, state, provincial and local regulations.

Additionally, the manufacture, sale and use of resins used to make water bottles are subject to regulation by the FDA and HC. Those regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. We believe our beverage containers are in compliance with FDA and HC regulations. Additionally, the use of polycarbonates in food containers used by children under three years of age is subject to certain state and local restrictions.

Measures have been enacted in various localities, provinces and states that require a deposit or tax to be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in various jurisdictions. We anticipate that similar legislation or regulations may be proposed in the future at the local, state, provincial and federal levels.

The refill machines used with the reverse osmosis water filtration systems are certified by NAMA. NAMA maintains a certification program which evaluates food and beverage machines against current requirements of the U.S. Public Health Service Ordinance and Code. Currently, there are no US or Canadian regulations that cover our refill machines. However, certain states, provinces and other regional localities have permit and testing requirements for the operation of the refill machines. All water testing is performed by independent nationally accredited labs.

The cost of compliance with federal, state and local environmental provisions related to the protection of the environment has had no material effect on our business. There were no material capital expenditures for environmental control facilities in the year ended December 31, 2017, and there are no material expenditures planned for such purposes for the year ended December 31, 2018.

Seasonality

We have experienced and expect to continue to experience seasonal fluctuations in our sales and operating income. Our sales and operating income have been highest in the spring and summer, and lowest in the fall and winter. Our Refill and Exchange segments, which generally enjoy higher margins than our Dispensers segment, experience higher sales and operating income in the spring and summer. We have historically experienced higher sales and operating income from Dispensers in spring and summer; however, we believe the seasonality of dispenser sales are more dependent on retailer inventory management and purchasing cycles and not correlated to weather. Sustained periods of poor weather, particularly in the spring and summer, can negatively impact our sales in our higher margin Refill and Exchange segments. Accordingly, our results of operations in any quarter will not necessarily be indicative of the results that we may achieve for a fiscal year or any future quarter.

Employees

As of March 31, 2018, we had 585 employees. We believe that our continued success will depend on our ability to continue to attract and retain skilled personnel. We have never had a work stoppage and none of our employees are represented by a labor union. We believe our relationship with our employees is good.

Directors and executive officers

The following table sets forth the names and ages of all of our directors and executive officers. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
Billy D. Prim	62	Executive Chairman of the Board of Directors
Matthew T. Sheehan	43	President, Chief Executive Officer and Director
David J. Mills	51	Chief Financial Officer, Secretary and Assistant Treasurer
David W. Hass	39	Chief Strategy Officer
Richard Brenner	54	Director
Susan Cates	47	Director
Jack Kilgore	69	Director
Malcolm McQuilkin	71	Director
Charles Norris	72	Director
David Warnock	60	Director

Billy D. Prim, age 62, has served as our Chairman since 2004, including as our Executive Chairman since 2017. He previously served as our Chief Executive Officer from 2004 until 2017. Prior to founding Primo, Mr. Prim founded Blue Rhino Corporation (a provider of propane cylinder exchange and complementary propane and non-propane products) in March 1994 and served as its Chief Executive Officer and the Chairman of its board of directors. He led Blue Rhino’s initial public offering in May 1998 and remained its Chief Executive Officer until April 2004, when Blue Rhino was acquired by Ferrellgas Partners, L.P., at which time he was elected to Ferrellgas’ board of directors on which he served until November 2008. Mr. Prim previously served on the board of directors of Towne Park Ltd. and Southern Community Bank and Trust. Mr. Prim also serves on the Wake Forest School of Business Board of Visitors and the Wake Forest Institute for Regenerative Medicine Advisory Board.

Matthew T. Sheehan, age 43, joined the Board of Directors in October 2016. Mr. Sheehan has served as our Chief Executive Officer since May 2017 and as our President since June 2013. Previously, Mr. Sheehan served as our Chief Operating Officer from December 2012 until May 2017. Prior to joining Primo, Mr. Sheehan was most recently with Coinstar, Inc. (a publicly-traded automated retail solutions provider), where he served as Strategic Venture Advisor of Coinstar’s Redbox business from June 2011 to December 2011 and as Vice President, General Manager of the first automated retail venture at Redbox from 2008 until 2011. Redbox was acquired by Coinstar in 2008. Mr. Sheehan also served at Redbox as Vice President, Sales and Business Development from 2006 to 2008 and Director of Business Development from 2005 to 2006. Mr. Sheehan received a Bachelor of Business Management and Communications degree from Bentley College in Waltham, Massachusetts and an MBA from the Smeal College of Business at Pennsylvania State University.

David J. Mills, age 51, has served as our Chief Financial Officer, Secretary and Assistant Treasurer since January 2018. Mr. Mills joined Primo in 2009 as Controller and was promoted to Vice President of Finance and Treasurer in 2011. Prior to joining Primo, Mr. Mills served as Controller and Treasurer of InterAct Public Safety Systems, a private software company. Prior to his service at InterAct, Mr. Mills served as Director of Accounting and Financial Reporting at Krispy Kreme Doughnut Corporation, a global retailer of coffee and sweet treats. Mr. Mills began his career in public accounting at Ernst & Young, where he last served as Audit Senior Manager.

David W. Hass, age 39, has served as our Chief Strategy Officer since May 2017. Mr. Hass previously served as our Vice President of Corporate Strategy and Financial Planning & Analysis and General Manager of Canada and Primo Direct Operations from January 2013 until May 2017. Mr. Hass joined Primo in 2011 as Director of Financial Planning & Analysis. Prior to joining Primo, Mr. Hass served as Vice President in Consumer Investment Banking for Stifel Nicolaus Weisel (NYSE:SF) and as an Associate in Consumer Investment Banking at Thomas Weisel Partners. Mr. Hass began his career with Accenture (NYSE:ACN). Mr. Hass received a bachelor’s degree in Finance from Northern Illinois University and an MBA in Finance from Southern Methodist University’s Cox School of Business.

Richard Brenner, age 54, is the CEO of Image Wizards, LLC, a printing specialization firm. From November 2013 until April 2017, Mr. Brenner was the Vice Chairman of Entrematic (formerly Amarr Garage Doors, a manufacturer and distributor of garage doors). Mr. Brenner previously served as its Chief Executive Officer from July 2002 until November 2013 and its President from July 1993 until June 2002. Mr. Brenner serves on several boards of private and nonprofit entities, including ABC of North Carolina, Wake Forest University Health Sciences, Samet Corporation and Computer Credit, Inc., and was a member of the board of directors of Blue Rhino Corporation from 1998 to 2004.

Susan Cates, age 47, most recently served as chief operating officer of 2U, Inc. (NASDAQ: TWOU), a company that partners with leading colleges and universities to deliver online degree programs, from March 2016 until August 2017. Prior to joining 2U, Inc., Ms. Cates served as the President of Executive Development at the University of North Carolina at Chapel Hill’s Kenan-Flagler Business School from 2008 to 2016, and the Executive Director of MBA@UNC from 2010 to 2016. Prior to joining UNC, Ms. Cates was a partner with Best Associates, a Dallas-based private equity firm, where she led the identification, acquisition and oversight of multiple domestic and international companies operating in the education sector. Prior to joining Best Associates, Ms. Cates was part of the founding team of ThinkEquity Partners, a boutique investment bank in New York, which she co-founded with former colleagues from Merrill Lynch & Co. At ThinkEquity, she headed the education investment banking practice with responsibility for business development, client relationships and deal execution. Prior to co-founding ThinkEquity Partners, Ms. Cates worked in investment banking at Merrill Lynch in New York, as well as in corporate lending at Wachovia Bank in Atlanta. A North Carolina native, Ms. Cates earned her MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and received a BA from Duke University in public policy studies.

Jack Kilgore, age 69, served as President of the Consumer Products Division of Rich Products Corporation (a leading supplier and solutions provider to the foodservice, in-store bakery, and retail marketplaces) from 2004 to 2014, where he oversaw the company’s consumer packaged goods business. Mr. Kilgore joined Rich Products Corporation in 1978 as a sales and marketing administrator and advanced through the company serving in roles as a region manager, division manager, national sales manager and various other sales and market leadership positions before being named President of the Consumer Products Division. Mr. Kilgore retired from Rich Products Corporation in December 2014. Mr. Kilgore serves on the board as Chairman of South Coast Bank & Trust and as a director of the bank holding company, WBT BankShares Inc., is a former chairman of the National Fisheries Institute and is serving and has previously served in various leadership positions for a number of not-for-profit entities. Mr. Kilgore also serves as a director of Bell Research Companies, Inc.

Malcolm McQuilkin, age 71, is the President of Pioneer Strategic Sourcing LLC. Mr. McQuilkin previously founded Blue Rhino Global Sourcing, LLC (an import and design company and wholly owned subsidiary of Ferrellgas Propane Partners) and served as its President until September 2017. Mr. McQuilkin previously served as the Chief Executive Officer of Uniflame, Inc. from 1990 until it was acquired by Blue Rhino Global Sourcing, LLC in 2000.

Charles Norris, age 72, joined the Board of Directors in December 2016 upon completion of the Company’s acquisition of Glacier Water Services, Inc., the owner and operator of the largest network of filtered drinking water vending machines in the United States and Canada. Mr. Norris served as the Chairman of Glacier’s board of directors from June 2001 until the completion of Primo’s acquisition of Glacier in December 2016. Mr. Norris is the retired President of McKesson Water Products Company, a bottled water company and wholly owned subsidiary of McKesson Corporation, where he served as President from 1990 until he retired in October 2000. From 1981 to 1990, Mr. Norris served as President of Deer Park Spring Water Company (now a subsidiary of Nestlé Waters North America) and served in various operational executive positions with Nestlé in both Switzerland and the United States from 1973 to 1985. Mr. Norris is a past Chairman of the International Bottled Water Association, and he is the current Chairman of the board of directors of Freshpet, Inc. (NASDAQ: FRPT), a pet food company located in Secaucus, New Jersey.

David Warnock, age 60, is a founder and senior partner of Camden Partners Holdings, LLC (a private investment management firm established in 1995 and formerly known as Cahill Warnock & Company, LLC). Mr. Warnock serves as the Chairman of New Horizons Worldwide, Inc. and Calvert Education Services, LLC and also serves on the boards of Questar Assessment, Inc., Ranir LLC, Triumph Higher Education Group, Network for Good and previously served on the boards of directors of Blue Rhino Corporation, Nobel Learning Communities, Inc., American Public Education, Inc. and Towne Park, Ltd. Mr. Warnock has also served as a member of the board of directors of several private companies and not-for profit entities.

Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders

The following discussion summarizes the material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This discussion is based on provisions of the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences to non-U.S. holders described in this prospectus.

There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the acquisition, ownership or disposition of our common stock.

This discussion is for general information only and is not tax advice. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not a “U.S. person” for U.S. federal income tax purposes. A “U.S. person” is any person who, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion assumes that a prospective non-U.S. holder will hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances. In addition, this discussion does not address any aspect of the U.S. federal alternative minimum tax, U.S. state, local or non-U.S. taxes, or the special tax rules applicable to particular non-U.S. holders, such as:

●	insurance companies and financial institutions;

●	tax-exempt organizations;

●	regulated investment companies or real estate investment trusts;

●	pension plans;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	persons who received our common stock as compensation;

●	brokers and dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

●	former citizens or residents of the United States subject to tax as expatriates.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is an owner of our common stock, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. We urge any owner of our common stock that is a partnership and partners in that partnership to consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock.

Distributions on Our Common Stock

Any distribution on our common stock paid to non-U.S. holders will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will generally constitute a return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and will be applied against and reduce the non-U.S. holder’s adjusted tax basis, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Gain on Sale, Exchange or Other Disposition of Our Common Stock.”

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, dividends paid to a non-U.S. holder that are not treated as effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount paid, unless the non-U.S. holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to claim the benefit of an income tax treaty, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form to either), certifying under penalties of perjury that such non-U.S. holder is entitled to benefits under the applicable income tax treaty and has complied with any special certification requirements prior to the payment of dividends. A non-U.S. holder eligible for a reduced rate of withholding pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult with their own tax advisors regarding possible entitlements to benefits under any income tax treaty.

Dividends paid to a non-U.S. holder that are treated as effectively connected with a trade or business conducted by the non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain the exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI (or successor form) prior to the payment of the dividend. Dividends received by a non-U.S. holder that are treated as effectively connected with a U.S. trade or business generally are subject to U.S. federal income tax at regular graduated rates applicable to a United States person (as defined in the Code). A non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional “branch profits tax” imposed at a rate of 30%, or such lower rate as specified by an applicable income tax treaty between the United States and such holder’s country of residence, on that portion of its effectively connected earnings and profits for the taxable year attributable to the conduct of its U.S. trade or business, as adjusted for certain items.

A non-U.S. holder who provides us with an IRS Form W-8BEN, W-8BEN-E, Form W-8ECI or other form must update the form or submit a new form, as applicable, if there is a change in circumstances that makes any information on such form incorrect.

Gain On Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, a non-U.S. holder will generally not be subject to any U.S. federal income tax or withholding on any gain realized from the non-U.S. holder’s sale, exchange or other disposition of shares of our common stock unless:

●

the gain is effectively connected with the non-U.S. holder’s U.S. trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder), in which case the gain will be taxed on a net income basis generally in the same manner as if the non-U.S. holder were a United States person (as defined in the Code), and, if the non-U.S. holder is a corporation, the additional branch profits tax described above in “Distributions on Our Common Stock” may also apply;

●

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

●

we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a “United States real property holding corporation” under Section 897 of the Code.

Generally, we will be a “United States real property holding corporation” (“USRPHC”) if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we have not been and are not currently, and do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder and the amount of tax withheld, if any. Copies of the information returns filed with the IRS to report the distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The United States imposes a backup withholding tax, currently imposed at a rate of 24%, on the gross amount of dividends and certain other types of payments. Dividends paid to a non-U.S. holder will not be subject to backup withholding if proper certification of foreign status (usually on IRS Form W-8BEN or W-8BEN-E, as applicable) is provided, and we do not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person. In addition, no backup withholding or information reporting will be required regarding the proceeds of a disposition of our common stock made by a non-U.S. holder within the United States or conducted through certain U.S. financial intermediaries if the payor receives the certification of foreign status described in the preceding sentence and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person or the non-U.S. holder otherwise establishes an exemption. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner.

U.S. Federal Estate Tax

An individual non-U.S. holder who is treated as the owner, or who has made certain lifetime transfers, of an interest in our common stock will be required to include the value of the common stock in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate or other tax treaty provides otherwise.

Foreign Account Tax Compliance Act

In addition to the withholding described above, legislation enacted in 2010, known as the Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on dividend payments made to a foreign financial institution or non-financial foreign entity (including, in some cases, when a foreign financial institution or nonfinancial foreign entity is acting as an intermediary), and on the gross proceeds received by a foreign financial institution or non-financial foreign entity as a result of a sale or other disposition of shares of stock issued by a U.S. person (on or after January 1, 2019), unless (i) in the case of a foreign financial institution, such institution enters into (or is deemed to have entered into) an agreement with the U.S. Department of the Treasury to withhold on certain payments, and to collect and provide to the U.S. Department of the Treasury substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules.

Non-U.S. Holders should consult with their own tax advisors regarding the possible implications of FATCA to such holders in connection with this transaction.

UNDERWRITING

William Blair & Company, L.L.C. and BMO Capital Markets Corp. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock set forth opposite its name below.

Name	Number of Shares
William Blair & Company, L.L.C.
BMO Capital Markets Corp.
B. Riley FBR, Inc.
Northland Securities, Inc.
Barrington Research Associates, Inc.
Lake Street Capital Markets, LLC

Total

The underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have granted to the underwriters an option, exercisable for 30 calendar days from the date of this prospectus, to purchase up to         additional shares of common stock at the public offering price listed on the cover of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, either in whole or in part, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to such underwriter’s name in the table above bears to the total number of shares of common stock listed next to the names of all underwriters in the above table. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus supplement, the registration statement of which this prospectus supplement is a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $         per share. After the public offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$

Underwriting discount

Proceeds, before expenses, to us

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described above. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $       million, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our common stock. We have also agreed to reimburse the underwriters for certain’ expenses incurred by them in connection with this offering in an amount up to an aggregate of $30,000. In accordance with Rule 5110 of the Financial Industry Regulatory Authority, Inc., this reimbursed expense is deemed underwriting compensation for this offering.

No Sales of Similar Securities

We have agreed with the underwriters, subject to specified exceptions not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives.

Our directors and executive officers have agreed with the underwriters, subject to specified exceptions, including the potential sale of up to 2,700 shares of our common stock pursuant to an existing Rule 10b5-1 plan, not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock (including without limitation, our common stock with respect to which such director or executive officer may be deemed to beneficially own in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to, the registration of our common stock or (iv) publicly disclose the intention to do any of the foregoing. These restrictions will apply through and including the date that is 90 days after the date of this prospectus supplement.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “PRMW.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising this option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through this option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of this offering.

The underwriters may also impose penalty bids. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, one or more of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Any such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of any such underwriter and any information contained on any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged and may engage in from time to time in the future certain investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

Resale Restrictions

The distribution of shares of our common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of shares of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing shares of our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●

the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions;

●	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

●	where required by law, the purchaser is purchasing as principal and not as agent; and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of shares of our common stock for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, each referred to as a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has not made or will not make an offer of shares of our common stock to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (“FSMA”) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Singapore

This prospectus has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:

(a)

to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of common stock.

United Arab Emirates

This offering has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority of the UAE (the “SCA”) and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE (the “Free Zones”), in particular the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre the (“DIFC”) or the Financial Services Regulatory Authority (the “FSRA”), a regulatory authority of Abu Dhabi Global Market (“ADGM”).

This offering is not intended to, and does not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. The common stock has not been and will not be registered with or licensed by the SCA or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Exchange or with any other UAE regulatory authority or exchange.

The issue and/or sale of the common stock has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE, DIFC, ADGM and/or any other Free Zone in accordance with the Commercial Companies Law, Federal Law No 2 of 2015 (as amended), the Markets Rules of the DFSA, (the “DFSA Markets Rules”), the Markets Rules of the FSRA (the “FSRA Markets Rules”) and/or Nasdaq Dubai Listing Rules or under any other law of the UAE. The common stock may not be offered to the public in the UAE and/or any of the Free Zones.

No marketing or promotion of the common stock has been or will be made from within the UAE and no sale of or subscription for the common stock may or will be consummated within the UAE. It should not be assumed that Primo Water Corporation, Primo Water Corporation’s advisors, their advisors or any other person is a licensed broker, dealer or investment adviser under the laws of the UAE or that they advise as to the appropriateness of investing in or purchasing or selling securities or other financial products.

This offering is not intended to constitute a financial promotion, an offer, sale or delivery of shares or other securities under the DIFC Markets Law (DIFC Law No. 1 of 2012, as amended) (the “Markets Law”), the DFSA Markets Rules, the Collective Investment Law 2010 (DIFC Law No. 2 of 2010) (the “Collective Investment Law”), the ADGM Financial Services and Markets Regulations 2015 (the “FSMR”), the FSRA Markets Rules, the Funds Rules of the FSRA (“FSRA Funds Rules”), or any other laws and regulations of the DIFC, the DFSA, ADGM or the FSRA.

This offering and the issue or transfer of any securities related to it have not been approved or licensed by the DFSA, and do not constitute an offer of securities in the DIFC in accordance with the Markets Law or the DFSA Markets Rules or the Collective Investment Law or any other laws and regulations of the DIFC or the DFSA. This offering and the issue or transfer of any securities related to it have not been approved or licensed by the FSRA, and do not constitute an offer of securities in ADGM in accordance with the FSMR or the FSRA Markets Rules or the FSRA Funds Rules or any other laws and regulations of ADGM or the FSRA.

France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering of financial instruments (offre au public de titres financiers) in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulations of the French Autorité des marchés financiers (the “AMF”). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This prospectus and any other offering material relating to the common stock have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not and will not be distributed or caused to be distributed, directly or indirectly, to the public in France.

Pursuant to Article 211-3 of the AMF General Regulations, French residents are hereby informed that:

(a)	the transaction does not require a prospectus to be submitted for approval to the AMF;

(b)

the offer, sale and distribution of the financial instruments shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L. 411-2-II-2° and D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L. 411-2-II-2° and D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code and any implementing regulation; and

(c)

the financial instruments thus acquired cannot be distributed, directly or indirectly, to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code and Articles 211-1 et seq. of the AMF General Regulations.

Notice to Prospective Investors in Israel

The securities offered by this prospectus supplement and the accompanying prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing this prospectus supplement and the accompanying prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. The ordinary shares will not be offered or sold, directly or indirectly, to the public in Israel, except that the underwriter may offer and sell such shares to Israeli investors who qualify, in accordance with the Israeli Securities Law as “qualified investors” (as defined in the First Appendix to the Israeli Securities Law) and completed and signed a questionnaire regarding such qualification and delivered it to the underwriter. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus supplement and the accompanying prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Legal Matters

K&L Gates LLP, Charlotte, North Carolina, will pass upon certain legal matters relating to this offering. Latham & Watkins LLP, Chicago, Illinois, is counsel to the underwriters in connection with this offering.

Experts

The consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We are currently subject to the information requirements of the Exchange Act, and in accordance therewith, file periodic reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement but do not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement, and any other document that we file, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents and reports listed below:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 7, 2018;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 9, 2018;

●	Our Current Report on Form 8-K as filed on May 4, 2018;

●

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), filed with the SEC on March 29, 2018;

●

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-K12B, filed with the SEC pursuant to Section 12(g) of the Exchange Act on May 19, 2017, including any amendment or reports filed for the purpose of updating such description;

●	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on February 23, 2011; and

●

All documents filed after the date of this prospectus supplement and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

Information in this prospectus supplement supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in each of this prospectus supplement, the prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement or the prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary
Primo Water Corporation
101 North Cherry Street, Suite 501
Winston-Salem, North Carolina 27101
(336) 331-4000

You can also find these filings on our website at www.primowater.com. We are not incorporating the information on our website other than these filings into this prospectus supplement or the prospectus.

The information in this prospectus is not complete and may be changed. the securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2017

$125,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

This prospectus relates to common stock, preferred stock, debt securities, warrants, rights and units that we may sell from time to time in one or more offerings up to a total public offering price of $125,000,000 on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our common stock trades on the NASDAQ Global Market under the symbol “PRMW.”

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any dealers, agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS or any such prospectus supplement. SEE “RISK FACTORS” ON PAGE 1 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2017.

Table of Contents

Page

ABOUT THIS PROSPECTUS	1

RISK FACTORS	1

THE COMPANY	1

INCORPORATION BY REFERENCE	2

WHERE YOU CAN FIND MORE INFORMATION	3

FORWARD-LOOKING STATEMENTS	4

USE OF PROCEEDS	4

RATIO OF EARNINGS TO FIXED CHARGES	4

DESCRIPTION OF COMMON STOCK WE MAY OFFER	4

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER	5

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER	8

DESCRIPTION OF WARRANTS WE MAY OFFER	17

DESCRIPTION OF UNITS WE MAY OFFER	19

DESCRIPTION OF RIGHTS WE MAY OFFER	19

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS	20

PLAN OF DISTRIBUTION	23

LEGAL MATTERS	25

EXPERTS	25

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents. You should also carefully review the section entitled “Risk Factors”, which highlights certain risks associated with an investment in our securities, to determine whether an investment in our securities is appropriate for you.

References in this prospectus to “Primo”, the “Company”, “we”, “us” and “our” are to Primo Water Corporation and its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus and any accompanying prospectus supplement.

The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of risks applicable to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

THE COMPANY

We are North America’s leading single source provider of multi-gallon purified bottled water, self-service refill water and water dispensers sold through major retailers in the United States and Canada.

Our business is designed to generate recurring demand for our purified bottled water or self-service filtered drinking water through the sale of innovative water dispensers. This business strategy is commonly referred to as “razor-razorblade” because the initial sale of a product creates a base of users who frequently purchase complementary consumable products. Once our bottled water is consumed using a water dispenser, empty bottles are exchanged at our recycling center displays, which provide a recycling ticket that offers a discount toward the purchase of a new bottle of Primo purified water (“Exchange”) or they are refilled at a self-service filtered drinking water location (“Refill”). Each of our multi-gallon Exchange water bottles can be sanitized and reused up to 40 times before being taken out of use, crushed and recycled, substantially reducing landfill waste compared to consumption of equivalent volumes of single-serve bottled water. As of September 30, 2017, our products were offered in the United States and in Canada at over 46,000 combined retail locations, including Lowe’s Home Improvement, Walmart, Sam’s Club, The Home Depot, Meijer, Kroger, Food Lion, H-E-B Grocery, Sobeys, Circle K, Family Dollar, Walgreens, Albertsons, Publix, and CVS. We believe the market for purified water continues to grow due to evolving taste preferences, perceived health benefits and concerns regarding the quality of municipal tap water. Our products provide an environmentally friendly, economical, convenient and healthy solution for consuming purified and filtered water.

We provide major retailers throughout the United States and Canada with a single-vendor solution for our three reporting segments, Refill, Exchange, and Dispensers, addressing a market demand that we believe was previously unmet. Our solutions are easy for retailers to implement, require minimal management supervision and store-based labor, and provide centralized billing and detailed performance reports. Exchange offers retailers attractive financial margins and the ability to optimize typically unused retail space with our displays. Refill provides filtered water for consumer purchase through the installation of self-service vending displays at retail locations. The Refill business model eliminates the bottling and distribution infrastructure required to deliver traditional bottled water, thereby allowing us to provide filtered water at a value price. Additionally, due to the recurring nature of water consumption, retailers benefit from year-round customer traffic and highly predictable revenue. We believe the Acquisition will help us build out and expand our Refill operations in particular, given Glacier’s extensive Refill network.

On December 12, 2016, we completed the acquisition by merger (the “Acquisition”) of Glacier Water Services, Inc. (“Glacier”), the leading provider of high-quality drinking water dispensed to consumers through self-service water machines located at over 20,000 locations, including supermarkets and other retail locations. The acquisition was consummated pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated October 9, 2016. Aggregate consideration was approximately $200.2 million consisting of cash, Primo common stock and warrants, plus the assumption of approximately $78.8 million of debt, net of cash. The Acquisition diversifies retailer concentration and offers cross-selling opportunities, while creating operational and shared service synergies. We financed the transaction through a combination of cash-on-hand and borrowings under the $196.0 million credit agreement with Goldman Sachs Bank USA (the “Goldman Credit Facility”). We believe the Acquisition diversifies our retailer and financial concentration, offers cross-selling opportunities with retailers and consumers and creates operational and shared service synergies. Further, as a result of the Acquisition, we believe that our brands will be market leaders in all categories in which we compete, including water dispensers, exchange and refill.

We are a Delaware corporation that was founded in 2017 in connection with the creation of a holding company structure. Our predecessor was originally incorporated in Delaware in 2004. Our headquarters are located at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101 and our telephone number is (336) 331-4000.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” certain information that we have filed with the SEC under the Securities Exchange Act of 1934. This means we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is terminated:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed on March 16, 2017;

●

The portions of our definitive Proxy Statement on Schedule 14A for our 2017 Annual Meeting of Stockholders, filed with the SEC on March 29, 2017, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed on May 10, 2017;

●	Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed on August 9, 2017;

●	Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed on November 8, 2017;

●	Current Reports on Form 8-K filed on April 28, 2017 and May 19, 2017 (other than the portions of those documents furnished but deemed not to have been filed); and

●

The description of the Company’s common stock contained in the Company’s Current Report on Form 8-K dated May 19, 2017, including any further amendment or report filed hereafter for the purpose of updating such description.

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. All documents that we file subsequently pursuant to Sections 13(a), 13(c), 14 or 15(d) (Exchange Act File No. 001-34850) of the Exchange Act and prior to the termination or completion of the offering (including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D. C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as Primo Water Corporation (www.sec.gov). Our web site is located at www.primowater.com. The information contained on our web site is not part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

We will provide, upon written or oral request, without charge to you, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at Attention: Secretary, 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101 or you may call us at (336) 331-4000.

FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements include information concerning our possible future results of operations, business strategies, competitive position, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "forecasts, " "may" "intends," "may," "plans," "potential," "predicts," "projects," "should," "will,” "would" or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in the “Risk Factors” section and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities for general corporate and working capital purposes. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated.

	Nine months ended September 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012

Ratio of Earnings to Fixed Charges	0.46	0.09	1.91	-	-	-

For the years ended December 31, 2014, 2013 and 2012, we had deficiencies of earnings to cover fixed charges of approximately $13.1 million, $8.8 million, and $94.2 million, respectively.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our amended and restated certificate of incorporation, bylaws and the applicable provisions of the Delaware General Corporation Law. This information is a summary and may not be complete in all respects. For information on how to obtain copies of our amended and restated certificate of incorporation and bylaws, see the discussion above under the heading “Where You Can Find More Information.”

We may offer our common stock issuable upon the conversion of debt securities, preferred stock or units and the exercise of warrants or rights.

Authorized Capital

We currently have authority to issue 70,000,000 shares of our common stock, par value $0.001 per share. As of December 1, 2017, 30,014,596 shares of our common stock were issued and outstanding.

Voting Rights

Except as otherwise required by Delaware law, at every annual or special meeting of stockholders, every holder of common stock is entitled to one vote per share. There is no cumulative voting in the election of directors.

Dividend Rights

Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our Board of Directors out of funds legally available for the payment of dividends. We have never paid or declared cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to finance the development and expansion of our business. We do not expect to pay any dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements, investment opportunities and other factors that our Board of Directors deems relevant.

Liquidation and Preemptive Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or other subscription rights.

Our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of the preferred stock we may offer. This information is a summary and may not be complete in all respects. The specific terms of any series will be described in a prospectus supplement or a free writing prospectus, as applicable. The specific terms of the preferred stock as described in a prospectus supplement or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section. Any series of preferred stock we issue will be governed by our amended and restated certificate of incorporation and by any certificate of designations relating to that series. We will file any amendment to our amended and restated certificate of incorporation and any certificate of designation with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

Authorized Preferred Stock

Our amended and restated certificate of incorporation authorizes us to issue 10,000,000 shares of undesignated preferred stock, par value $0.001 per share. We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our Board of Directors.

Our Board of Directors’ ability to authorize, without shareholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

No shares of our preferred stock are currently issued and outstanding.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer will be issued in one or more series. The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

●	the designations and stated value per share;

●	the number of shares offered;

●	the amount of liquidation preference per share;

●	the public offering price at which the preferred stock will be issued;

●	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

●	any redemption or sinking fund provisions;

●	any conversion or exchange rights; and

●	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank

Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our amended and restated certificate of incorporation so permits.

Dividends

Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our Board of Directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our Board of Directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the applicable prospectus supplement.

Convertibility

Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Redemption

The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the applicable prospectus supplement.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Primo, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. If the liquidation amounts payable are insufficient to pay any distribution to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights, the holders of the preferred stock of that series will receive nothing. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting

The holders of preferred stock of each series will have no voting rights, except as required by law and as described below or in a prospectus supplement. Our Board of Directors may, upon issuance of a series of preferred stock, grant voting rights to the holders of that series to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of preferred stock of any series then outstanding, we may not:

●	increase or decrease the aggregate number of authorized shares of that series;

●	increase or decrease the par value of the shares of that series; or

●	alter or change the powers, preferences or special rights of the shares of that series so as to affect them adversely.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:

●	as discussed above or in the prospectus supplement;

●	as provided in our amended and restated certificate of incorporation and in any certificate of designation; and

●	as otherwise required by law.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

General

The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of Primo, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue will be issued under an indenture between us and a trustee qualified to act as such under the Trust Indenture Act of 1939. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued as supplemented by any supplemental indenture applicable to your debt securities. We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities, and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

As used in this “Description of Debt Securities We May Offer,” the terms “Company,” “we,” “our,” and “us” refer to Primo Water Corporation, a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES.

Information You Will Find In The Prospectus Supplement

The indenture provides that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

●	the title and denominations of the debt securities of the series;

●	any limit on the aggregate principal amount of the debt securities of the series;

●	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

●	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;

●	the dates from which such interest shall accrue or the method by which such dates shall be determined and the duration of the extensions and the basis upon which interest shall be calculated;

●

the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payment periods;

●	the place or places where the principal and interest on the series of debt securities will be payable;

●	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

●

our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

●

the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

●

if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

●

if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

●	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

●

the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

●

the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

●	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

●	any addition to or change in the events of default with respect to the debt securities of the series;

●	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

●	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;

●	the subordination, ranking or priority, if any, of the debt securities of the series and terms of the subordination;

●	any other terms of the debt securities of the series which are not prohibited by the indenture; and

●

whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, any board resolution establishing such debt securities and any applicable indenture supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Senior Debt

We may issue senior debt securities under the indenture. Unless otherwise set forth in the applicable indenture supplement and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

We may issue subordinated debt securities under the indenture. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and any applicable indenture supplement, to all of our senior indebtedness.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Senior Subordinated Debt

We may issue senior subordinated debt securities under the indenture. These senior subordinated debt securities will be, to the extent and in the manner set forth in the applicable indenture supplement, subordinate and junior in right of payment to all of our “senior indebtedness” and senior to our other subordinated debt. See the discussions above under “—Senior Debt” and “—Subordinated Debt” for a more detailed explanation of our senior and subordinated indebtedness.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

●	any discounted debt securities; and

●	any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depository or with a nominee for a depository identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

●	by the depository for the registered global security to a nominee of the depository;

●	by a nominee of the depository to the depository or another nominee of the depository; and

●	by the depository or any nominee to a successor of the depository or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depository arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depository arrangements.

Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depository. These persons are referred to as “participants.” Any underwriters, agents or dealers participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depository for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, the depository or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

●	may not have the debt securities represented by a registered global security registered in their names;

●	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

●	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment of Interest on and Principal of Registered Global Securities

We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depository or its nominee to the depository or its nominee as the registered owner of the registered global security. None of Primo, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

●	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

●	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

●	the payments to beneficial owners of the global security of amounts paid to the depository or its nominee; or

●	any other matter relating to the actions and practices of the depository, its nominee or any of its participants.

We expect that the depository, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depository’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

●

the depository for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act; and

●	we do not appoint a successor depository within 90 days.

In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Covenants by Primo

The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

●	failure to pay when due any interest on any debt security of that series, continued for 30 days;

●	failure to pay when due the principal of, or premium, if any, on, any debt security of that series;

●	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;

●

failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 90 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;

●	certain events of bankruptcy, insolvency or similar proceedings affecting us; and

●	any other event of default specified in any supplemental indenture under which such series of debt securities is issued.

Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

We and the trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities, enter into one or more indentures supplemental to the indenture, among other things:

●	to add guarantees to or secure any series of debt securities;

●

to provide for the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements, and obligations, or to otherwise comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

●

to surrender any right or power conferred upon us under the indenture or to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;

●

to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;

●	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

●

to add to or change any of the provisions of the indenture to supplement any of the provisions of the indenture in order to permit the defeasance and discharge of any series of debt securities pursuant to the indenture, so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

●

to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination shall not apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision;

●	to evidence and provide for the acceptance of appointment by a successor or separate trustee; and

●	to establish the form or terms of debt securities of any series and to make any change that does not adversely affect the interests of the holders of debt securities.

With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (each series voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

●	change the final maturity of the principal of, or any installment of interest on, any debt securities;

●	reduce the principal amount of any debt securities or the rate of interest on any debt securities;

●	change the currency in which any debt securities are payable;

●	impair the right of the holders to conduct a proceeding for any remedy available to the trustee;

●	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment or supplemental indenture;

●	modify the ranking or priority of the securities;

●	reduce any premium payable upon the redemption of any debt securities; or

●	make any change that adversely affects the relative rights of holders of subordinated debt securities with respect to senior debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).

The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series.

Mergers, Consolidations and Certain Sales of Assets

We may not:

●	consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or

●	transfer, lease or dispose of all or substantially all of our assets to any other person or entity,

unless:

o

the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, executed and delivered in form satisfactory to the trustee, all of our obligations under the debt securities and the indenture;

o

immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

o

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The phrase “substantially all” of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “substantially all” of our assets has occurred.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, incorporator or stockholder of Primo, as such, shall have any liability for any obligations of Primo under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his, her, or its status as director, officer, incorporator or stockholder of Primo. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Conversion or Exchange Rights

Any debt securities offered hereby may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

●	the conversion or exchange price;

●	the conversion or exchange period;

●	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

●	events requiring adjustment to the conversion or exchange price; and

●	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Concerning the Trustee

The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.

The indenture contains limitations on the right of the trustee, should it become a creditor of Primo, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If the trustee acquires an interest that conflicts with any duties with respect to the debt securities, the trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the indenture.

Limitations on Issuance of Bearer Debt Securities

Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the relevant prospectus supplement, in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

DESCRIPTION OF WARRANTS WE MAY OFFER

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Any issue of warrants will be governed by the terms of the applicable form of warrant and any related warrant agreement which we will file with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue any warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

●	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

●	the price at which the securities purchasable upon exercise of such warrants may be purchased;

●	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise.

As of December 1, 2017, we have issued warrants to purchase a total of 2,767,502 shares of common stock at a weighted average exercise price of $10.06 per share. Warrants to purchase a total of 108,240 shares of our common stock expire in either December 2019 or October 2020 and have an exercise price of $9.60 per share. Warrants to purchase a total of 111,977 shares of our common stock expire between December 14, 2017 and June 2, 2018 and have an exercise price of $13.04 per share. Warrants to purchase a total of 74,285 shares of our common stock expire on April 30, 2020 and have an exercise price of $2.30. Warrants to purchase a total of 475,000 shares of our common stock expire on January 1, 2021 and have an exercise price of $3.04. Warrants to purchase a total of 1,998,000 shares of common stock expire on December 12, 2021 and have an exercise price of $11.88 per share of common stock.

DESCRIPTION OF UNITS WE MAY OFFER

We may issue units composed of any combination of our debt securities, common stock, preferred stock and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

The specific terms of any units offered will be set forth in a unit agreement, collateral arrangements and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue a series of units. See “Where You Can Find More Information” and “Incorporation by Reference” above for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement or free writing prospectus may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

●	whether the units will be issued in fully registered or global form; and

●	any other terms of the units.

The applicable provisions described in this section, as well as those described under “— Description of Debt Securities We May Offer,” “— Description of Common Stock We May Offer,” “— Description of Preferred Stock We May Offer” and “— Description of Warrants We May Offer” above, will apply to each unit and to each security included in each unit, respectively.

DESCRIPTION OF RIGHTS WE MAY OFFER

We may issue rights to purchase our debt securities, common stock, preferred stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all which will be set forth in the relevant offering material. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The following description is a summary of selected provisions relating to rights that we may offer. The summary is not complete. When rights are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the rights as described in a prospectus supplement or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

The specific terms of any units offered will be set forth in a rights agreement and the rights certificate, as applicable. We will file each of these documents, as applicable, with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue a series of rights. See “Where You Can Find More Information” and “Incorporation by Reference” above for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement or free writing prospectus may describe:

●	in the case of a distribution of rights to our stockholders, the date of determining the stockholders entitled to the rights distribution;

●	in the case of a distribution of rights to our stockholders, the number of rights issued or to be issued to each stockholder;

●	the exercise price payable for the underlying debt securities, common stock, preferred stock or other securities upon the exercise of the rights;

●	the number and terms of the underlying debt securities, common stock, preferred stock or other securities which may be purchased per each right;

●	the extent to which the rights are transferable;

●	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

●	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

●	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

●	any other terms of the rights, including, but not limited to, the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The provisions described in this section, as well as those described under “— Description of Debt Securities We May Offer,” “— Description of Common Stock We May Offer” and “— Description of Preferred Stock We May Offer” above, will apply, as applicable, to any rights we offer.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S
CERTIFICATE OF INCORPORATION AND BYLAWS

The following paragraphs regarding certain provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation, and our bylaws are summaries of the material terms thereof and do not purport to be complete. We urge you to read the applicable prospectus supplements, any related free writing prospectuses related to a security that we may offer under this prospectus, the Delaware General Corporation Law, and our amended and restated certificate of incorporation and bylaws. Copies of our amended and restated certificate of incorporation and bylaws are on file with the Commission as exhibits to filings previously made by us. See “Where You Can Find More Information.”

General

Our amended and restated certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

Election and Removal of Directors

Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors is divided into three classes, with members of each class serving staggered three-year terms. Our classified Board of Directors could have the effect of delaying or discouraging an acquisition of us or a change in management.

Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The absence of cumulative voting may make it more difficult for stockholders who own an aggregate of less than a majority of our voting power to elect any directors to our Board of Directors.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our bylaws. To be timely, the notice must be received at our principal executive office not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting, and not later than the later of the 90th day prior to the annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made or notice of the meeting date is mailed, whichever occurs first.

Our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our Board of Directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Limits on Ability to Act by Written Consent or Call a Special Meeting

Our amended and restated certificate of incorporation and our bylaws provide that, in most circumstances, our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may, in the future, lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our certificate of incorporation or bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

In addition, our amended and restated certificate of incorporation and bylaws provide that special meetings of the stockholders may be called only by our Board of Directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Business Combinations under Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by law or, if applicable, pursuant to indemnification agreements. They further provide that we may choose to indemnify other employees or agents of the corporation from time to time. Section 145(g) of the Delaware General Corporation Law and our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with his or her services to us, regardless of whether our bylaws permit indemnification. We have obtained a directors’ and officers’ liability insurance policy.

We have entered into indemnification agreements with each of our directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.  The name of any such underwriters, dealers or agents involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be specified in the applicable prospectus supplement.  We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.  The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement.  We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them.  In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.  Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law.  Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.  Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.  The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities.  These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids.  Over-allotment involves sales in excess of the offering size, which creates a short position.  Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions.  Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions.  These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be.  These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market.  Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for any such securities.  The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement.  Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of business.

During such time as we may be engaged in a distribution of the securities covered by this prospectus, we are required to comply with Regulation M promulgated under the Exchange Act.  With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of our shares of common stock.

LEGAL MATTERS

The validity and legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by K&L Gates LLP, Charlotte, North Carolina 28202.

EXPERTS

The consolidated financial statements as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Primo Water Corporation for the year ended December 31, 2014 incorporated in this Prospectus by reference from the Primo Water Corporation Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

$65,000,000

Common Stock

____________________

Prospectus Supplement
               , 2018
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Joint Bookrunning Managers

William Blair
BMO Capital Markets

Co-Managers

B. Riley FBR

Northland Capital Markets

Barrington Research

Lake Street Capital Markets